UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ILLINOIS TOOL WORKS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (11-01)

ILLINOIS TOOL WORKS INC.

ILLINOIS TOOL WORKS INC.

Notice of 2015 Annual Meeting and Proxy Statement

Illinois Tool Works Inc.

Notice of Annual Meeting of Stockholders

Friday, May 8, 2015

9:00 A.M. Central Daylight Time

Illinois Tool Works Inc.

155 Harlem Avenue*

Glenview, Illinois 60025

If you plan to attend the meeting, you must be a holder of Illinois Tool Works Inc. shares as of the record date of March 10, 2015, and obtain a registration confirmation (“Ticket”) in advance. Tickets can be printed by accessing Shareholder Meeting Registration at www.proxyvote.com and following the instructions provided. You will need the 12 digit number that is printed in the box marked by the arrow g included on your proxy card or Notice of Internet Availability of Proxy Materials. Tickets will be available to registered and beneficial owners and to one guest accompanying each registered and beneficial owner. You must bring your ticket to the meeting to gain access. Requests for admission tickets will be processed in the order in which they are received. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis.

*	Enter the campus from Waukegan Road at Overlook Drive. Signage will direct you to the meeting location.

Illinois Tool Works Inc. (“ITW”) is holding its 2015 Annual Meeting for the following purposes:

1.	To elect the eleven directors named in this proxy statement for the upcoming year;

2.	To ratify the appointment of Deloitte & Touche LLP as ITW’s independent registered public accounting firm for 2015;

3.	To hold an advisory vote on executive compensation;

4.	To approve the Illinois Tool Works Inc. 2015 Long-Term Incentive Plan;

5.	To approve an amendment to the Illinois Tool Works Inc. Amended and Restated Certificate of Incorporation to permit stockholders to call special meetings; and

6.	To conduct any other business as may be properly brought before the meeting.

Only stockholders of record at the close of business on March 10, 2015 are entitled to vote.

Our annual report to stockholders for fiscal year 2014 is enclosed with this proxy statement.

By Order of the Board of Directors,
Maria C. Green
Secretary

March     , 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 8, 2015: The Illinois Tool Works Inc. 2014 Annual Report to Stockholders, including the Annual Report on Form 10-K, and its 2015 Proxy Statement are available on the Company’s website at www.itw.com under the “Investor Relations” link. Paper copies are available without charge upon written request to the Company’s address above, Attention: Secretary.

Your Vote is Important

Whether or not you plan to attend the meeting, please vote as soon as possible. Under New York Stock Exchange rules, your broker will NOT be able to vote your shares on Proposals 1, 3, 4 or 5 unless they receive specific instructions from you. If you hold your shares through a bank or brokerage account, we strongly encourage you to return the voting instruction card to your bank, broker or other holder of record so that your vote is counted.

We encourage you to vote by internet or telephone. It is convenient for you and saves us significant postage and processing costs. Please see the section entitled “How do I vote” on page 3 for instructions on how to vote your shares.

We have been advised that some states are strictly enforcing unclaimed property laws and requiring shares held in “inactive” accounts to be escheated to the state in which the stockholder was last known to reside. One way you can show that your account is active is to vote your shares.

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Questions and Answers about the 2015 Annual Meeting and Voting

What am I voting on and how does the Company’s Board recommend that I vote?

The Company’s Board solicits your vote on the following proposals:

Proposal Submitted for Vote	Board Recommendation
The election of the eleven directors named in this proxy statement for the upcoming year	FOR
The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015	FOR
An advisory vote on executive compensation	FOR
Approval of the Illinois Tool Works Inc. 2015 Long-Term Incentive Plan	FOR
Approval of an amendment to the Illinois Tool Works Inc. Amended and Restated Certificate of Incorporation to permit stockholders to call special meetings	FOR
Any other business as may be properly brought before the meeting

Who may vote?

Stockholders at the close of business on March 10, 2015, the record date, may vote. On that date, there were             shares of ITW common stock outstanding.

How many votes do I have?

Each share of ITW common stock that you own entitles you to one vote.

How do I vote?

You may vote your shares in one of the following four ways:

1. By telephone:	See the instructions at www.proxyvote.com; or
2. By Internet:	See the instructions at www.proxyvote.com; or
3. By mail:	If you received a printed copy of these proxy materials by mail, by signing, dating and mailing the enclosed proxy card; or
4. In person:	Attend our Annual Meeting, where ballots will be provided.

If you vote by telephone or Internet, you should have your proxy card or E-Proxy Notice in hand when you call or go to the proxy vote site. If you hold your shares through a bank or broker that does not offer telephone or Internet voting, please complete and return your proxy card by mail.

When must I submit my vote by Internet or by phone?

If you vote by Internet or by phone, you must transmit your vote by 10:59 p.m., Central Time, on May 7, 2015.

If I hold shares through an ITW Savings and Investment 401(k) Plan, when must I submit my vote?

Shares held through an ITW 401(k) plan must be voted by 10:59 p.m., Central Time, on May 5, 2015 in order to be tabulated in time for the meeting.

How does discretionary voting authority apply?

Stockholders of Record.  If you are a stockholder of record and you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. If your proxy card does not indicate how you want to vote, your proxy will be voted “FOR” the election of each director nominee, “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, “FOR” approval of ITW’s executive compensation, “FOR” the proposal to approve the Illinois Tool Works Inc. 2015 Long-Term Incentive Plan, “FOR” the approval of the amendment to our Amended and Restated Certificate of Incorporation to permit stockholders to call special meetings, and “FOR” or “AGAINST” any other properly raised matter at the discretion of Susan Crown, Robert S. Morrison and Pamela B. Strobel, or any one of them.

Beneficial Owners.  If your shares are held in a brokerage account or by a nominee and you do not provide your broker or nominee with voting instructions, the broker or nominee may represent your shares at the meeting for purposes of obtaining a quorum, but may not exercise discretion to vote your shares at the meeting unless the proposal is considered a routine matter. The only matter being proposed for stockholder vote at the 2015 Annual Meeting that is considered a routine matter is the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. As a result, in the absence of voting instructions from you, your broker or nominee will not have discretion to vote on the election of directors, ITW’s executive compensation, or the proposals to approve the Illinois Tool Works Inc. 2015 Long-Term Incentive Plan or the amendment to our Amended and Restated Certificate of Incorporation. If you are a beneficial owner, it is important that you provide instructions to your bank, broker or other holder of record so that your vote is counted.

May I revoke my proxy?

You may revoke your proxy at any time before it is voted at our Annual Meeting in one of four ways:

1.	Notify our Secretary in writing before our Annual Meeting that you wish to revoke your proxy;

2.	Submit another proxy with a later date;

3.	Vote by telephone or Internet after you have given your proxy; or

4.	Vote in person at our Annual Meeting.

Why didn’t I receive a paper copy of the proxy statement and annual report?

Unless our stockholders have requested paper copies, we are furnishing proxy materials through the Internet. If you received a Notice of Internet Availability of Proxy Materials (E-Proxy Notice) by mail or electronically, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the E-Proxy Notice provides instructions on how you may access and review our proxy materials online. The E-Proxy Notice also instructs you on how you may submit your proxy via the Internet. If you received the E-Proxy Notice and would still like to receive a printed copy of our proxy materials without charge, you should follow the instructions for requesting such materials included in the E-Proxy Notice.

I have received paper copies — how do I receive future proxy materials electronically?

To sign up to receive stockholder communications electronically, follow the instructions on your proxy card or E-Proxy Notice under “Vote by Internet.” You will need the 12-digit number that is printed in the box marked by the arrow g, which appears on your proxy card or E-Proxy Notice. This 12-digit number is sometimes called the control number. In order to receive the communications electronically, you must have an e-mail account and access to the Internet. If you own your shares through a broker or other nominee, you may contact them directly to request electronic access. Your consent to electronic access will be effective until you revoke it. You may revoke your consent by going to www.proxyvote.com and using the 12-digit number that is printed in the box marked by the arrow g to complete the revocation.

What does it mean if I receive more than one E-Proxy Notice or set of proxy materials?

Your shares are likely registered differently or are in more than one account. For each notice, proxy and/or voting instruction card or e-mail notification you receive that has a 12-digit number, you must vote separately to ensure that all shares you own are voted.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of ITW shares entitled to vote at our Annual Meeting constitutes a quorum. Your shares will be considered part of the quorum if you return a signed and dated proxy card or if you vote by telephone or Internet. Abstentions and broker non-votes are counted as “shares present” at the meeting for purposes of determining if a quorum exists. A broker non-vote occurs when your bank, broker or other holder of record holding shares for you as the beneficial owner submits a proxy that does not indicate a vote as to a non-routine proposal because that holder has not received voting instructions from you and, therefore, does not have voting authority for that proposal.

What vote is required to approve each proposal, assuming a quorum is present?

Election of Directors:  The number of shares voted “FOR” a director must exceed the number of shares voted “AGAINST” that director to constitute approval by the stockholders.

Ratification of the Appointment of our Independent Registered Public Accounting Firm:  The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote will constitute approval by the stockholders.

Advisory (Non-Binding) Vote on ITW’s Executive Compensation:  The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote will constitute approval by the stockholders.

Approval of the Illinois Tool Works Inc. 2015 Long-Term Incentive Plan:  The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote will constitute approval by the stockholders.

Approval of an amendment to the Illinois Tool Works Inc. Amended and Restated Certificate of Incorporation:  The affirmative vote of a majority of the shares outstanding and entitled to vote will constitute approval by the stockholders.

What is the effect of a broker non-vote generally and on each proposal?

A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Broker non-votes will not, therefore, impact our ability to obtain a quorum and will have no effect on the election of directors, ratification of the appointment of our Independent Registered Public Accounting Firm, approval of ITW’s executive compensation, or approval of the Illinois Tool Works Inc. 2015 Long-Term Incentive Plan. Broker non-votes will, however, have the same effect as a vote against the amendment to our Amended and Restated Certificate of Incorporation, so we encourage our stockholders vote “FOR” that proposal.

What if I “abstain” from voting?

An abstention on the election of directors will have no effect on the outcome. An abstention on the other proposals will have the effect of a vote against those proposals.

How do I submit a stockholder proposal for the 2016 Annual Meeting?

To be considered for inclusion in our proxy statement for our May 2016 Annual Meeting, a stockholder proposal must be received no later than November 21, 2015. Your proposal must be in writing and must comply with the proxy rules of the Securities and Exchange Commission, or SEC. You should send your proposal to our Secretary at our address on the cover of this proxy statement.

You also may submit a proposal that you do not want included in the proxy statement, but that you want to raise at our May 2016 Annual Meeting. We must receive your proposal in writing on or after January 9, 2016, but no later than February 8, 2016. As detailed in the advance notice procedures described in our by-laws, for a proposal other than the nomination of a director to be properly brought before an annual meeting, your notice of proposal must include: (1) your name and address, as well as the name and address of the beneficial owner of the shares, if any; (2) the number of shares of ITW stock owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings entered into by you or any beneficial owner with respect to the shares (which information must be supplemented as of the record date) or the business proposed to be brought before the meeting; (4) any other information regarding you or any beneficial owner that would be required under the SEC’s proxy rules and regulations; and (5) a brief description of the business you propose to be brought before the meeting, the reasons for conducting that business at the meeting, and any material interest that you or any beneficial owner has in that business.

How do I nominate a director?

If you wish to nominate an individual for election as a director at our May 2016 Annual Meeting, our Secretary must receive your written nomination on or after January 9, 2016, but no later than February 8, 2016. As detailed in the advance notice procedures described in our by-laws, for a nomination to be properly brought before an annual meeting, your notice of nomination must include: (1) your name and address, as well as the name and address of the beneficial owner of the shares, if any; (2) the number of shares of ITW stock owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings entered into by you or any beneficial owner with respect to the shares (which information must be supplemented as of the record date); (4) the name, age and home and business addresses of the nominee; (5) the principal occupation or employment of the nominee; (6) the number of shares of ITW stock that the nominee beneficially owns; (7) a statement that the nominee is willing to be nominated and serve as a director; (8) a statement as to whether the nominee, if elected, intends to tender his or her resignation in accordance with our Corporate Governance Guidelines; (9) an undertaking to provide any other information required to determine the eligibility of the nominee to serve as an independent director or that could be material to stockholders’ understanding of the nominee’s independence; and (10) any other information regarding you, any beneficial owner or the nominee that would be required under the SEC’s proxy rules and regulations had our Board of Directors nominated the individual. Any nomination that you make must be approved by our Corporate Governance and Nominating Committee, as well as by our Board of Directors. The process for the selection of director candidates is described under “Corporate Governance Policies and Practices — Director Candidate Selection Process” below.

Who pays to prepare, mail and solicit the proxies?

We will pay the cost of solicitation of proxies including preparing, printing and mailing this proxy statement and the E-Proxy Notice. We will also authorize brokers, dealers, banks, voting trustees and other nominees and fiduciaries to forward copies of the proxy materials to the beneficial owners of ITW common stock. Upon request, we will reimburse them for their reasonable expenses. In addition, our officers, directors and employees may solicit proxies in person, by mail, by telephone or otherwise. In the event that we decide to engage a proxy solicitation firm to assist with the solicitation of proxies, we would expect to engage Georgeson, and we estimate that the additional cost to be borne by us would be approximately $12,000 plus reasonable and approved out-of-pocket expenses.

Proposal 1 — Election of Directors

Stockholders are being asked to elect the eleven directors named in this proxy statement at our Annual Meeting. The individuals listed below have been nominated by the Board of Directors as recommended by the Corporate Governance and Nominating Committee. See “Corporate Governance Policies and Practices” for more information regarding our candidate selection process. Each director will serve until the May 2016 Annual Meeting, until a qualified successor director has been elected, or until he or she resigns or is removed.

We will vote your shares as you specify on the proxy card, by telephone, by Internet or by mail. If you do not specify how you want your shares voted, we will vote them “FOR” the election of all the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares “FOR” that other person. The Board of Directors does not anticipate that any nominee will be unable to serve.

Each nominee for director brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a variety of areas. Set forth below is biographical information provided by the nominees, as well as a description of the experiences, qualifications, skills and attributes that led the Corporate Governance and Nominating Committee and the Board to conclude that each nominee should serve as a director of the Company.

Daniel J. Brutto, 58, retired as President of UPS International and Senior Vice President of United Parcel Service, Inc., a global package delivery, supply chain management and freight forwarding company, having served in these capacities from January 2008 to June 2013. Previously, he served as President, Global Freight Forwarding, for UPS from 2006 to 2007, and corporate controller from 2004 to 2006. Mr. Brutto had over 38 years of experience at UPS, serving over the years in various areas with increasing levels of responsibility, including operations, finance, information systems, mergers & acquisitions, marketing, business development and international. Mr. Brutto is currently a Director of Innotrac Corporation, a privately held global fulfillment, customer care and technology company, and has served as a director of ITW since 2012. He has not served as a director of any other publicly-traded company in the last five years. In the past, Mr. Brutto served on the board of the US-China Business Council, the Guangdong Economic Council, and the Turkey Economic Advisory Council. He was also a delegate to the World Economic Forum, Davos, Switzerland, from 2009 to 2013.

Mr. Brutto’s significant strategic, operational, and financial leadership experience with a major global company, including the establishment of operations in 35 countries, along with his significant international business experience, brings valuable perspectives to our Board.

Susan Crown, 56, has served as Vice President of Henry Crown and Company, a business with diversified investments, since 1984. Ms. Crown is currently a director of Northern Trust Corporation and its subsidiary, The Northern Trust Company, and has not served as a director of any other publicly-traded company in the last five years. Ms. Crown has served as a director of ITW since 1994. Ms. Crown’s experience includes executive experience in diversified manufacturing, cellular phone, home furnishings and real estate businesses.

Ms. Crown’s long-standing board service at a global banking and financial institution and her extensive board service with many civic and not-for-profit organizations bring valuable perspectives to our Board.

James W. Griffith, 61, retired as President and Chief Executive Officer of The Timken Company, a manufacturer of bearings, alloy and specialty steels and components, having served in that capacity from 2002 to 2014. Previously, he served as President and Chief Operating Officer from 1999 to 2002. Mr. Griffith joined Timken in 1984, and held positions in various functional areas of Timken with increasing levels of responsibility, including purchasing and logistics, manufacturing and international operations. From 1996 to 1999, he led Timken’s automotive business in North America and Timken’s bearing business activities in Asia and Latin America. Prior to joining Timken, he held production and engineering positions at Martin Marietta, Bunker Hill Company and Homestake Mining Company. Mr. Griffith is currently a director of AB Volvo Sweden, a commercial transport solutions company, and has served as a director of ITW since 2012. He previously served as a director of The Timken Company from 1999 to 2014 and Goodrich Corporation from 2002 to 2012, as well as a director of the US-China Business Council and a number of other industry and not-for-profit organizations.

Mr. Griffith’s extensive experience as Chief Executive Officer of a global industrial manufacturer, along with his international business and engineering experience, bring valuable perspectives to our Board.

Richard H. Lenny, 63, has served as non-executive Chairman of Information Resources, Inc., a privately held producer of market and shopper information, since 2013. He served as an operating partner with Friedman Fleischer & Lowe LLC, a private equity firm, from 2011 to August 2014, at which time he became a senior advisor. From 2001 through 2007 he served as Chairman, President and Chief Executive Officer of The Hershey Company, a manufacturer, distributor and marketer of candy, snacks and candy-related grocery products. From 1998 to 2000 he served as President, Nabisco Biscuit Company, and prior thereto he was President of Pillsbury, North America. He is also a director of Discover Financial Services, ConAgra Foods, Inc. and McDonald’s Corporation. Mr. Lenny has served as a director of ITW since August 2014.

Mr. Lenny’s experience as Chief Executive Officer of a global Fortune 500 company and diverse board experience bring valuable perspectives to our Board.

Robert S. Morrison, 72, retired as Vice Chairman of PepsiCo, Inc., a beverage and food products company, having served in that position from 2001 to 2003. From 1997 to 2001, prior to its merger with PepsiCo, he was Chairman, President and Chief Executive Officer of The Quaker Oats Company. He also served as interim Chairman and Chief Executive Officer of 3M Company from June to December 2005. Mr. Morrison is currently a director of Aon Corporation, and was formerly a director of 3M Company and The Tribune Co. He has served as a director of ITW since 2003 and currently serves as ITW’s non-executive Chairman.

Mr. Morrison’s experience as a former top executive of three global public companies and diverse board experience bring valuable perspectives to our Board.

E. Scott Santi, 53, has served as President and Chief Executive Officer of ITW since November 2012 and as President and Chief Operating Officer from October to November 2012. Previously, Mr. Santi served as Vice Chairman from December 2008 to October 2012 and Executive Vice President from October 2004 to December 2008. He has served as a director of ITW since November 2012 and currently serves as a director of W.W. Grainger, Inc. He has not served as a director of any other publicly traded company in the last five years. Mr. Santi also has significant experience as a participating board member of a number of professional and not-for-profit organizations.

Mr. Santi’s deep understanding of the Company’s business operations, operating philosophy and culture bring indispensable perspectives to our Board.

James A. Skinner, 70, retired as Vice Chairman and Chief Executive Officer of McDonald’s Corporation, a global restaurant chain, having served in those positions from 2004 to June 2012. Previously, Mr. Skinner served as Vice Chairman from 2003 to 2004; as President and Chief Operating Officer of McDonalds’ Restaurant Group from February 2002 to December 2002; as President and Chief Operating Officer of McDonalds’ Europe, Asia/Pacific, Middle East and Africa from 2001 to 2002; and as President of McDonalds’-Europe from 1997 to 2001. Mr. Skinner is currently the Executive Chairman of Walgreens Boots Alliance and serves as a director of Hewlett-Packard Company. He served as a director of McDonald’s Corporation from November 2004 to June 2012. He has served as a director of ITW since 2005.

Mr. Skinner’s extensive experience as Chief Executive Officer of a major global corporation and diverse board experience bring valuable perspectives to our Board.

David B. Smith, Jr., 48, has served as Executive Vice President for Policy & Legal Affairs and General Counsel of Mutual Fund Directors Forum, a not-for-profit membership organization for independent investment company directors and an advocate on important policy matters, since 2005. From 1996 to 2005, Mr. Smith held several positions with increasing levels of responsibility at the Securities and Exchange Commission, serving as Associate Director, Division of Investment Management, from 2001 to 2005. Mr. Smith is currently a director of Northern Trust Corporation and its subsidiary, The Northern Trust Company, and has not served as a director of any other publicly-traded company in the last five years. Mr. Smith has served as a director of ITW since 2009.

Mr. Smith’s extensive legal and regulatory experience along with his executive experience with a mutual fund industry organization bring valuable perspectives to our Board. Mr. Smith is a nephew of Mr. Harold B. Smith, an emeritus director of ITW.

Pamela B. Strobel, 62, retired as Executive Vice President and Chief Administrative Officer of Exelon Corporation and President of Exelon Business Services Company, an electric and gas utility company, in October 2005, a position she had held since 2003, previously serving as Chairman and Chief Executive Officer of Exelon Energy Delivery from 2000 to 2003. Prior to that, she served as Executive Vice President of Unicom and its chief subsidiary, ComEd, having joined ComEd as General Counsel in 1993. Ms. Strobel is currently a director of Domtar Corporation and State Farm Mutual Automobile Insurance Company. Ms. Strobel has served as a director of ITW since 2008.

Ms. Strobel’s executive and legal experience with a leading energy provider and other board experience bring valuable perspectives to our Board.

Kevin M. Warren, 52, has been the President, Industrial, Retail and Hospitality Business Group for Xerox Corporation, a global business services, technology and document management company, since January 2015. Since 1984, Mr. Warren has held a number of positions at Xerox with increasing levels of responsibility, including serving as President of Strategic Growth Initiatives for Xerox Corporation from January 2014 to January 2015; President of U.S. Client Operations for Xerox Corporation from June 2010 to December 2013; Chairman, President and Chief Executive Officer of Xerox Canada from 2007 to 2010; Senior Vice President, Acquisition Transition Office in 2007; and Senior Vice President, U.S. Eastern Sales, U.S. Solutions Group from 2004 to 2007. He also serves as a director of a number of professional, civic and not-for-profit organizations. Mr. Warren has served as a director of ITW since 2010 and has not served as a director of any other publicly-traded company in the last five years.

Mr. Warren’s significant strategic and operational leadership experience with a major global company, along with his significant international experience, bring valuable perspectives to our Board.

Anré D. Williams, 49, has been President, Global Merchant Services, of American Express Company, a global services company, since 2011. From 2007 to 2011, Mr. Williams was President, Global Commercial Card, of American Express. From 1989 to 2007, Mr. Williams held several positions at American Express, serving as Executive Vice President, U.S. Commercial Card, from 2003 to 2007; Senior Vice President, U.S. Middle Market, from 2000 to 2003; Vice President and General Manager, Western Region, Corporate Services, from 1999 to 2000; and Vice President, Acquisition and Advertising, from 1996 to 1999. Mr. Williams has served as a director of ITW since 2010 and is a former director of Ryerson Inc. Mr. Williams has not served as a director of any other publicly-traded company in the last five years.

Mr. Williams’ significant strategic and operational leadership experience with a major global financial services company, along with his global business experience, bring valuable perspectives to our Board.

The Board of Directors recommends a vote “FOR” the election of all of the above nominees.

Board of Directors and Its Committees

The Company’s Board of Directors met five times during 2014. In addition to these Board meetings, directors attended meetings of Board committees. Non-employee directors, all of whom are independent, met five times in regularly scheduled executive sessions in conjunction with regular board meetings. Robert S. Morrison serves as non-executive Chairman of the Board.

As stated in the Company’s Corporate Governance Guidelines, the Board believes that it is in the best interests of the Company to examine whether the roles of Chairman and Chief Executive Officer should be combined each time the Board elects a new chief executive officer. E. Scott Santi was elected President and CEO in November 2012, after the death of David B. Speer, our former CEO. The Board decided to separate the roles of CEO and Chairman at that time and elected Robert S. Morrison, who was then lead director, as non-executive Chairman. Our Corporate Governance Guidelines also state that the Board has the discretion to combine or separate the offices of CEO and Chairman at such time or times as it deems appropriate.

The Board of Directors has standing audit, compensation, corporate governance and nominating, finance, and executive committees. Under the terms of their respective charters, each member of the audit, compensation, and corporate governance and nominating committees must meet applicable New York Stock Exchange (“NYSE”) and SEC independence requirements. The Company strongly encourages its directors to attend all Board and committee meetings and the Annual Meeting of Stockholders. In 2014, during the time they were serving, all of the directors attended at least 75% of the meetings of the Board and the committees on which they serve, and all of the directors except Anré Williams attended our 2014 Annual Meeting of Stockholders.

Audit Committee

The Audit Committee is responsible for the engagement of our independent registered public accounting firm and assists the Board with respect to matters involving and overseeing accounting, financial reporting and internal audit functions. In addition, the Committee is responsible for the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the independence and performance of ITW’s independent registered public accounting firm, and the performance of the Company’s internal audit function. Finally, the Audit Committee, on behalf of the Board of Directors, reviews and evaluates certain of our policies and practices with respect to risk assessment and risk management and steps taken by management to monitor and control such exposures. Additional information on the Committee and its activities is set forth under “Audit Committee Report” below.

Compensation Committee

The Compensation Committee establishes and oversees executive compensation policies, including issues relating to pay and performance, targeted positioning and pay mix. The Compensation Committee recommends to the other independent directors compensation for the chief executive officer, reviews and approves the chief executive officer’s recommendations regarding the compensation of our other executive officers, and makes recommendations regarding new incentive compensation and equity-based plans or amendments to any existing plans. The Compensation Committee also is responsible for reviewing and evaluating risks arising from our compensation policies and practices and providing input to management on whether such policies and practices may have a material adverse effect on the Company.

Under its charter, the Compensation Committee may retain an independent compensation consultant or other advisors. The Compensation Committee engaged Frederic W. Cook & Co., an independent consultant (“Cook”), as its independent advisor to review the Company’s overall executive compensation program, review the peer group of companies used by the Compensation Committee for comparison purposes and assess our compensation governance process. Based on representations from Cook and executive officers and directors of the Company, the Compensation Committee has determined that Cook and its individual compensation advisor to the committee are independent. See “Compensation Discussion and Analysis — Role of Compensation Consultants.”

Additional information on the Compensation Committee, its activities, its relationship with its compensation consultant and the role of management in setting compensation is provided under “Compensation Discussion and Analysis” below.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee identifies, evaluates and recommends director candidates; develops, administers and recommends corporate governance guidelines; oversees the evaluations of the performance and procedures of the Board and individual directors; makes recommendations as to Board committees and Board size and makes a recommendation to the Board regarding the Board’s determination of director independence for the Board, the Audit Committee and the Compensation Committee. This committee also oversees and makes recommendations to the independent directors regarding non-employee director compensation. See “Corporate Governance Policies and Practices — Director Candidate Selection Process” below for a description of the director selection process.

Finance Committee

The Finance Committee reviews, evaluates and recommends management’s proposals to the Board relating to the Company’s financing and investment portfolio, and reviews and evaluates an annual summary of the funding and investment status of significant benefit plans sponsored by the Company globally. The Finance Committee also periodically reviews and evaluates the Company’s capital allocation strategy as well as risks arising from the Company’s investments, treasury function (such as derivatives and interest rates) and liquidity.

Executive Committee

The Executive Committee may act on behalf of the Board if a matter requires Board action between meetings of the full Board. The Executive Committee’s authority in certain matters is limited by law and our by-laws.

Committee Memberships

The following table shows the current committee membership and the number of meetings held by each committee during 2014.

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Finance Committee	Executive Committee
Daniel J. Brutto	X			X
Susan Crown		X	X		Chair
James W. Griffith		X		X
Richard H. Lenny	X	X
Robert S. Morrison		X	Chair	X	X
E. Scott Santi					X
James A. Skinner		Chair	X	X	X
David B. Smith, Jr.	X			Chair
Pamela B. Strobel	Chair		X		X
Kevin M. Warren	X		X
Anré D. Williams	X	X
Fiscal 2014 meetings	4	4	4	2	1

Board’s Role in Risk Oversight

The Board of Directors is responsible for the overall risk oversight of the Company. The Board has delegated to the Audit Committee the responsibility to review and evaluate the Company’s overall financial and compliance risk policies and practices, has delegated to the Finance Committee the responsibility for the review and evaluation of risks relating to investments and other treasury functions, and has delegated to the Compensation Committee the responsibility for the review and evaluation of risks arising from the Company’s compensation policies and practices. The Compensation Committee also advises management on whether the Company’s compensation policies and practices may have a material adverse effect on the Company.

The Company has identified key business risks of the Company, including, but not limited to, legal/compliance/controllership, key leader continuity/succession, supply chain integrity/continuity, and data security risks, and has established a formal process for continuous review of such risks. Certain risks are reviewed and discussed annually, while others are considered on a rotating basis. Company management routinely presents on these risks at meetings of the Company’s Board and Board committees, providing them with an opportunity to discuss the risks and the Company’s risk mitigation processes.

In instances where a particular committee reviews certain risks, that committee reports on those risks to the full Board on a regular basis. The Company believes that because each of these committees is comprised solely of independent directors, the President and Chief Executive Officer of the Company is subject to the risk oversight of independent directors.

Corporate Governance Policies and Practices

General

We have long believed that good corporate governance is important to assure that the Company is managed for the long-term benefit of its stockholders. Accordingly, we continuously review our corporate governance policies and practices not only for compliance with applicable law, the rules and regulations of the SEC, and the listing standards of the NYSE, but also for good corporate governance principles and standards of behavior.

•	Our Statement of Principles of Conduct sets forth standards of conduct applicable to all employees and directors.

•	Our Global Anti-Corruption Policy provides detailed guidance to our employees on prohibited actions under anti-bribery and anti-corruption laws.

•	Our Code of Ethics sets forth standards of ethical dealing, disclosure and compliance applicable to our CEO, CFO, and all key financial personnel.

•	Our hedging policy for key employees and directors prohibits hedging the risk of ownership in ITW stock and prohibits pledging of ITW stock to secure payment obligations.

•

Our clawback policy provides for the recovery of incentive compensation payments from our senior officers in the event of an accounting restatement (whether or not based on misconduct) due to material noncompliance with financial reporting requirements.

•

Our Conflict Minerals Policy requires our suppliers to certify that any tin, tantalum, tungsten and gold used in our products are from conflict free sources if they originate within the Democratic Republic of Congo or its adjoining countries.

The Audit, Compensation and Corporate Governance and Nominating Committees each review their Committee charters annually and recommend that the Board of Directors approve any changes. We maintain a corporate governance section on our website that includes the charters of these committees, the Company’s Corporate Governance Guidelines, the Statement of Principles of Conduct (our code of business conduct and ethics for directors, officers and employees), the Global Anti-Corruption Policy and the Code of Ethics for the Chief Executive Officer and key financial and accounting personnel. In addition, we will promptly post any amendments to or waivers of the Code of Ethics on our website. You can find this and other corporate governance information at www.itw.com. We also will provide copies of this information upon request.

Communications with Directors

Stockholders and other interested parties may communicate with any of our directors, including Robert S. Morrison, our Chairman, or with the independent directors as a group by sending an e-mail to independentdirectors@itw.com or by writing to the independent directors as a group or to any of our directors c/o Illinois Tool Works Inc., 155 Harlem Avenue, Glenview, IL 60025, Attention: Secretary, with a designation on the outside of the envelope as a “Board Communication.” Relevant communications will be forwarded by the Secretary to the appropriate directors depending on the facts and circumstances outlined in the communication.

Board Independence

Our Corporate Governance and Nominating Committee conducts an annual review and makes a recommendation to the full Board as to whether each of our directors meets the applicable independence standards of the NYSE. In accordance with the NYSE listing standards, our Board of Directors has adopted categorical standards for director independence, including heightened standards applicable to members of our Audit and Compensation Committees. A copy of the Company’s Categorical Standards for Director Independence is attached as Appendix A. A director will not be considered independent unless the Board of Directors determines that the director has no material relationship with the Company (directly, or as a partner, stockholder or officer of an organization that has a material relationship with the Company).

The Board has determined that each of the current directors, except E. Scott Santi, has no material relationship with the Company other than as a director and is independent within the meaning of the Company’s Categorical Standards for Director Independence and the listing standards of the NYSE. In making its independence determinations, the Board of Directors has broadly considered all relevant facts and circumstances including that: (1) Ms. Crown and Mr. Smith serve as directors of Northern Trust Corporation and its subsidiary, The Northern Trust Company, with which the Company has a commercial banking relationship as described under “Certain Relationships and Related Transactions” below; (2) Messrs. Griffith, Lenny, Morrison and Skinner serve as directors of companies that have an existing customer or supplier relationship with the Company; (3) Ms. Crown and her immediate family members have direct and indirect interests in a company with which we conduct business; (4) Ms. Strobel serves as a director of two companies with which we conduct business, one of which owns approximately 6% of the Company’s common stock; (5) Mr. David B. Smith, Jr. is the nephew of Harold B. Smith, emeritus director of the Company and the beneficial owner of more than 5% of the Company’s stock; and (6) each of Messrs. Warren and Williams are officers of companies with which we conduct business. The Board has concluded that these relationships are not material and, therefore, do not impair the independence of these directors.

Director Qualifications

Our directors play a critical role in guiding the Company’s strategic direction and oversee the management of the Company. Board candidates are considered based upon various criteria, such as their personal integrity and judgment, broad-based business and professional skills and experiences, global business and social perspective, and concern for the long-term interests of our stockholders. Although there is no specific policy regarding Board diversity, racial, ethnic and gender diversity are also important factors considered in the director selection process. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of the global manufacturing environment. Accordingly, we seek to attract and retain a diverse board composed of highly qualified directors who have sufficient time to attend to their duties and responsibilities to the Company. Of the eleven director nominees two are women and two are minorities.

Director Candidate Selection Process

The Corporate Governance and Nominating Committee, or other members of the Board of Directors, may identify a need to add new members to the Board of Directors with specific skills or simply to fill a vacancy on the Board. At that time the Corporate Governance and Nominating Committee would initiate a search, seeking input from Board members and senior management and, to the extent it deems appropriate, engaging a search firm. An initial qualified candidate or a slate of qualified candidates would be identified and presented to the Committee for its evaluation and approval. The Committee would then seek full Board approval of the selected candidate(s).

Our by-laws permit stockholders to nominate directors for consideration at an annual meeting of stockholders. The policy of the Corporate Governance and Nominating Committee is to consider a properly submitted stockholder nomination for election as director. For a description of the process for submitting a director candidate in accordance with the Company’s by-laws, see “Questions and Answers — How do I nominate a director?” above.

Assuming that a properly submitted stockholder recommendation for a director candidate has been received, the Corporate Governance and Nominating Committee will evaluate that candidate by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by other sources, but the Committee has no obligation to recommend that candidate for nomination.

Director and Officer Succession Planning

The Corporate Governance and Nominating Committee screens and recommends nominees for director to the full Board. It is responsible for reviewing the skills and characteristics required of Board members in the context of the current make-up of the Board. Its assessment includes the skills of board candidates, such as an understanding of technologies pertinent to the Company’s businesses, manufacturing, marketing, finance, regulation and public policy, international background and experience, age, diversity and ability to provide strategic insight and direction on the Company’s key strategic initiatives. After receiving recommendations for nominations from the Corporate Governance and Nominating Committee, the Board nominates or elects candidates for director.

In 2014, the Corporate Governance and Nominating Committee continued to evaluate the current make-up of the Board in light of the directors’ ages and experience. Pursuant to ITW’s Corporate Governance Guidelines, a director may not stand for re-election after his or her 75th birthday, except in rare circumstances approved by the Board. The Committee determined that it would be important to replace the skills that would be lost as certain directors approached retirement age, specifically, experience as a current or former CEO of a publicly-traded company, experience on public company boards and experience with global operations.

Several of our independent directors identified Richard H. Lenny as an individual with all of these characteristics. The Corporate Governance and Nominating Committee evaluated Mr. Lenny’s qualifications and found that he would be a desirable addition to the Board, especially in light of his global executive experience and his extensive experience as a public company CEO and director. The Committee recommended and the Board elected Mr. Lenny in August 2014.

On February 13, 2015, Don H. Davis, Jr. and Robert C. McCormack informed the Board that they would retire from the Board as of that date, as each of Mr. Davis and Mr. McCormack had reached the retirement age specified by the Corporate Governance Guidelines and did not intend to stand for re-election. The Board thanks Mr. Davis and Mr. McCormack for their many years of distinguished service.

The Board recognizes that one of its most important duties is to ensure continuity in the Company’s senior leadership by overseeing the development of executive talent and planning for the effective succession of the Company’s CEO and the executive leadership team. In order to ensure that the succession planning and leadership development process supports and enhances ITW’s strategic objectives, the Board regularly consults with the CEO on the Company’s organizational needs, its leadership pipeline and the succession plans for critical leadership positions. On an annual basis, the Board also conducts a detailed review of executive succession plans, in addition to addressing the Company’s talent management initiatives and discussing individuals who are considered potential future senior executives of the Company. Similarly, leadership development, including succession planning, is a top priority of the CEO and the senior executive team and is reflected in the fact that the individual performance goals of the CEO and senior executive officers include critical talent management and succession planning objectives. See “Compensation Discussion and Analysis — Annual Cash Incentives — 2014 Individual Objectives of the Executive Incentive Plan.”

Director Election

Our by-laws provide for the election of directors in uncontested elections by majority vote. Under this majority vote standard, each director must be elected by a majority of the votes cast with respect to that director. For this purpose, a majority of the votes cast means that the number of shares voted “for” a director exceeds the number of shares voted “against” that director. In a contested election, directors will be elected by a plurality of the votes represented in person or by proxy at the meeting. An election is contested if the number of nominees exceeds the number of directors to be elected. Whether an election is contested or not is determined ten days in advance of when we file our definitive proxy statement with the SEC. This year’s election is uncontested, and the majority vote standard will apply.

If a nominee who is serving as a director is not elected at an annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director” until his or her successor is elected. Our Corporate Governance Guidelines, however, require any nominee for director who fails to receive a majority of the votes cast for his or her election to tender his or her resignation. The Corporate Governance and Nominating Committee of the Board will consider the resignation and recommend to the Board whether to accept or reject it. In considering the resignation, the Committee will take into account such factors as any stated reasons why stockholders voted against the election of the director, the length of service and qualifications of the director, the director’s contributions to the Company, and our Corporate Governance Guidelines. The Board will consider the Committee’s recommendation, but no director who failed to receive a majority of the votes cast will participate. We will disclose the results of the Committee’s review within 90 days of such annual meeting. At our 2014 Annual Meeting, each director received a majority of the votes cast for his or her election.

Director Compensation

Annual Retainer and Chair Fees

The following table shows the non-employee director compensation for 2014. Non-employee directors were given the opportunity to elect to receive all or a portion of their annual retainer and chair fees in an equivalent value of ITW common stock pursuant to our Illinois Tool Works Inc. 2011 Long-Term Incentive Plan (the “Long-Term Incentive Plan”). The number of ITW shares to be issued to a director is determined by dividing the dollar amount of the fee subject to the election by the fair market value of ITW common stock on the date the fee otherwise would have been paid in cash.

Annual Retainer	$135,000
Non-Executive Chairman Annual Retainer	$100,000
Additional Committee Chair Retainers:
• Audit & Compensation Committee	$20,000
• Corporate Governance, Nominating; Finance	$15,000
• Executive Committee	$5,000
Annual Stock Grant	$120,000
Additional Non-Executive Chairman Stock Grant	$100,000

Directors’ Deferred Fee Plan

Non-employee directors can defer receipt of all or a portion of their annual retainer, chair fees and/or stock grant until retirement or resignation. Deferred cash amounts are credited with interest quarterly at current rates. If a director elects to defer receipt of any ITW common stock to be received in lieu of a cash payment and/or any portion of his or her stock grant, the deferred shares are credited as stock units to an account in the director’s name. The account receives additional credit for cash dividends and is adjusted for stock dividends, splits, combinations or other changes in ITW common stock upon retirement, resignation or a corporate change (as defined in our Long-Term Incentive Plan), with any fractional shares paid in cash.

ITW Common Stock

The Company grants stock to its non-employee directors under our Long-Term Incentive Plan, which links this element of compensation to long-term performance. Under our director compensation program, non-employee directors serving in 2014 received an annual stock grant equivalent in value to approximately $120,000. Our non-executive Chairman receives an additional annual stock grant equivalent in value to $100,000.

Director Compensation in Fiscal Year 2014

The following table summarizes the compensation for our non-employee directors who served during 2014.

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)	Total ($)
Daniel J. Brutto	$135,000	$119,943	$254,943
Susan Crown	$140,000	$119,943	$259,943
Don H. Davis, Jr.	$135,000	$119,943	$254,943
James W. Griffith	$135,000	$119,943	$254,943
Richard H. Lenny(4)	$53,193	$0.00	$53,193
Robert C. McCormack	$148,750	$119,943	$268,693
Robert S. Morrison	$248,750	$219,896	$468,646
James A. Skinner	$155,000	$119,943	$274,943
David B. Smith, Jr.	$135,000	$119,943	$254,943
Pamela B. Strobel	$155,000	$119,943	$274,943
Kevin M. Warren	$135,000	$119,943	$254,943
Anré D. Williams	$135,000	$119,943	$254,943

(1)	The following directors elected to convert some or all fees earned in 2014 to shares of ITW common stock and to defer receipt of those shares:

Name	Fees Deferred in 2014	Number of Shares Deferred in 2014
Daniel J. Brutto	$67,500	798
Don H. Davis, Jr.	$135,000	1,594
Robert S. Morrison	$248,750	2,935
James A. Skinner	$155,000	1,830

(2)	Fees include the $135,000 annual retainer, non-executive Chairman fee and committee chair fees.

(3)	Each director serving in 2014 received an annual stock grant of 1,404 shares equivalent in value to approximately $120,000. Mr. Morrison received an additional stock grant of 1,170 shares equivalent in value to approximately $100,000 on May 2, 2014 for his services as non-executive Chairman. In addition, as of December 31, 2014, the directors’ phantom stock accounts had phantom stock unit balances as follows: Mr. Brutto, 1,066; Ms. Crown, 5,579; Mr. Davis, 2,670; Mr. Griffith, 1,066; Mr. McCormack, 5,579; Mr. Morrison, 2,562; Mr. Skinner, 2,491; Mr. Smith, 1,133; Ms. Strobel, 1,195; Mr. Warren, 1,111; and Mr. Williams, 1,111.

(4)	Mr. Lenny was elected to the Board on August 8, 2014.

Ownership of ITW Stock

Directors and Executive Officers

The following table shows the amount of ITW common stock beneficially owned by the directors, the named executive officers, and all directors and executive officers as a group as of December 31, 2014. The “named executive officers” as shown in the table are our Chief Executive Officer, our Chief Financial Officer, and the next three most highly-compensated executive officers who were serving at the end of the last fiscal year (based on total compensation, less the increase in pension value and nonqualified deferred compensation earnings). The “percent of class” calculation is based on 383,196,213 shares of ITW common stock outstanding as of December 31, 2014.

Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options and restricted stock units that are currently vested or that become vested within 60 days. Except as otherwise noted, the stockholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

The number of the directors’ phantom stock units disclosed in the table represents an equivalent number of shares of ITW common stock as of December 31, 2014. The granting of phantom stock units was discontinued in May 2012, so Mr. Lenny was not awarded phantom stock units upon joining the Board, as he joined the Board after that date. Phantom stock units are not transferable and have no voting rights. The units are payable in cash and are not included in the “percent of class” calculation.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Phantom Stock Units	Percent of Class
Directors (other than Executive Officers)
Daniel J. Brutto	7,691	(1)	1,066	*
Susan Crown	51,049	(2)	5,579	*
Don H. Davis, Jr.	55,154	(3)	2,670	*
James W. Griffith	7,611		1,066	*
Richard H. Lenny	1,008	(4)	n/a	*
Robert C. McCormack	10,857,270	(5)	5,579	2.8%
Robert S. Morrison	90,752	(6)	2,562	*
James A. Skinner	36,653	(7)	2,491	*
David B. Smith, Jr.	132,283	(8)	1,133	*
Pamela B. Strobel	25,902	(9)	1,195	*
Kevin M. Warren	11,548	(10)	1,111	*
Anré D. Williams	15,670		1,111	*
Named Executive Officers
E. Scott Santi	606,935	(11)	—	*
Michael M. Larsen	45,233	(12)	—	*
David C. Parry	374,801	(13)	—	*
Christopher A. O’Herlihy	132,880	(14)	—	*
Roland M. Martel	338,847	(15)	—	*

Directors and Executive Officers as a Group (24 Persons)	13,580,557	(16)	25,563	3.5%

*	Less than 1%

(1)	Includes 804 deferred shares in lieu of director’s fees.

(2)	Includes (a) 4,000 shares owned by Ms. Crown’s spouse, which are pledged to secure bank borrowings, and as to which she disclaims beneficial ownership; (b) 4,000 shares held in trusts of which Ms. Crown’s children are beneficiaries, as to which she disclaims beneficial ownership; and (c) 6,463 deferred shares in lieu of director’s fees.

(3)	Includes 36,836 deferred shares in lieu of director’s fees. Mr. Davis retired as a director on February 13, 2015.

(4)	Includes (a) 8 shares owned jointly with Mr. Lenny’s spouse; and (b) 1,000 shares as to which Mr. Lenny has shared voting and investment power, which shares are held as tenants in common with his spouse through trusts.

(5)	Includes (a) 800 shares owned in a trust, as to which Mr. McCormack shares voting and investment power with The Northern Trust Company; (b) 8,147,664 shares owned in eight trusts, as to which Messrs. McCormack and Harold Smith, one other individual, and The Northern Trust Company are trustees and share voting and investment power; (c) 12,550 shares owned in a limited partnership in which Mr. McCormack owns 99% of the limited partnership units; (d) 2,422,347 shares owned in four trusts, as to which Mr. McCormack, two other individuals and The Northern Trust Company are trustees and share voting and investment power (all of these shares are pledged to secure lines of credit); (e) 258,123 shares owned in one limited partnership in which Mr. McCormack has a beneficial interest through trust ownership of the limited partnership units; and (f) 12,785 shares owned in a revocable trust for Mr. McCormack, as to which he has sole investment authority. Mr. McCormack retired as a director on February 13, 2015.

(6)	Includes 32,478 deferred shares in lieu of director’s fees.

(7)	Includes 24,295 deferred shares in lieu of director’s fees.

(8)	Includes (a) 102,901 shares owned jointly with Mr. Smith’s spouse (all of which are pledged to secure lines of credit); (b) 15,517 shares held in trusts of which Mr. Smith’s children are beneficiaries, as to which he disclaims beneficial ownership; and (c) 2,000 shares owned in two trusts as to which Mr. Smith shares voting and investment power.

(9)	Includes 16,897 deferred shares in lieu of director’s fees.

(10)	Includes 1,000 shares beneficially owned by Mr. Warren’s spouse.

(11)	Includes (a) 3,477 shares allocated to Mr. Santi’s account in the ITW Savings and Investment Plan; (b) 539,813 shares covered by options exercisable within 60 days; and (c) 13,463 performance restricted stock units which vest within 60 days.

(12)	Includes 31,233 shares covered by options exercisable within 60 days.

(13)	Includes (a) 1,150 shares allocated to Mr. Parry’s account in the ITW Savings and Investment Plan; (b) 360,065 shares covered by options exercisable within 60 days; and (c) 13,463 performance restricted stock units which vest within 60 days.

(14)	Includes (a) 1,533 shares allocated to Mr. O’Herlihy’s account in the ITW Savings and Investment Plan; (b) 118,148 shares covered by options exercisable within 60 days; and (c) 5,385 performance restricted stock units which vest within 60 days.

(15)	Includes (a) 311,256 shares covered by options exercisable within 60 days; and (b) 6,462 performance restricted stock units which vest within 60 days.

(16)	Includes (a) 2,055,463 shares covered by options exercisable within 60 days; (b) 65,833 restricted stock units and performance restricted stock units which vest within 60 days; and (c) 2,529,248 shares pledged as security prior to April 1, 2013.

Other Principal Stockholders

The following table shows, as of December 31, 2014, the only stockholders that we know to be beneficial owners of more than 5% of ITW common stock. The “percent of class” calculation is based on 383,196,213 shares of ITW common stock outstanding as of December 31, 2014. See “Certain Relationships and Related Transactions” for a description of the commercial banking services provided by The Northern Trust Company and its subsidiaries to the Company and the amount paid by the Company for these services.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
The Northern Trust Company	42,881,332(1)	11.2%
50 South LaSalle Street
Chicago, IL 60603
Harold B. Smith	34,005,956(2)	8.9%
c/o Illinois Tool Works Inc.
155 Harlem Avenue
Glenview, IL 60025
State Farm Mutual Automobile Insurance Company	23,322,178(3)	6.1%
Investment Dept. E-9 One State Farm Plaza
Bloomington, IL 61710
The Vanguard Group	21,280,849(4)	5.6%
100 Vanguard Blvd.
Malvern, PA 19355

(1)	The Northern Trust Company and its affiliates act as sole fiduciary or co-fiduciary of trusts and other fiduciary accounts that own an aggregate of 42,881,332 shares. They have sole voting power with respect to 14,132,211 shares and shared voting power with respect to 27,494,104 shares. They have sole investment power with respect to 3,231,777 shares and shared investment power with respect to 33,232,318 shares. The information above regarding number of shares was provided in a Schedule 13G/A filed with the SEC on February 12, 2015. In addition, The Northern Trust Company holds in other accounts, but does not beneficially own, 24,405,256 shares, resulting in aggregate holdings by The Northern Trust Company of 67,286,588 shares, or 17.6%.

(2)	Includes (a) 3,542 shares directly owned; (b) 23,144,327 shares owned in 11 trusts, and 6 family limited partnerships as to which Mr. Smith shares voting and investment power with The Northern Trust Company and others (22,877,325 of these shares are pledged to secure lines of credit); (c) 2,110,037 shares owned in 16 trusts and one family limited partnership as to which Mr. Smith shares voting and investment power with others (1,508,507 of these shares are pledged to secure lines of credit); (d) 8,147,664 shares owned in 8 trusts as to which Messrs. Smith and McCormack share voting and investment power with The Northern Trust Company and a third individual; (e) 598,150 shares owned in a revocable trust as to which Mr. Smith has sole voting and investment powers (598,150 of these shares are pledged to secure lines of credit); and (f) 2,236 shares owned by a charitable foundation of which Mr. Smith is a director.

(3)	State Farm Mutual Automobile Insurance Company has sole voting and investment power with respect to 23,154,700 shares and shared voting and investment power with respect to 167,478 shares. The information above regarding number of shares beneficially owned was provided in a Schedule 13G filed with the SEC on February 4, 2015.

(4)	The Vanguard Group has sole voting power with respect to 619,855 shares, sole investment power with respect to 20,686,073 shares and shared investment power with respect to 594,776 shares. The information above regarding number of shares beneficially owned was provided in a Schedule 13G filed with the SEC on February 10, 2015.

Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s executive officers, directors and greater than 10% stockholders file reports of ownership and changes of ownership of ITW common stock with the SEC and the NYSE. Based on a review of copies of these reports provided to us during fiscal 2014 and written representations from executive officers and directors, we believe that all filing requirements were timely met during 2014.

Availability of Form 10-K and Annual Report

The Company is providing its annual report and its Annual Report on Form 10-K to stockholders who receive this proxy statement. The Company will provide copies of these reports to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of this proxy statement, the annual report and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are available without charge upon written request to Illinois Tool Works Inc., 155 Harlem Avenue, Glenview, IL, 60025, Attention: Secretary. You may also review the Company’s SEC filings by visiting the Company’s website at www.itw.com.

Compensation Discussion and Analysis

The Compensation Discussion and Analysis provides detailed information about ITW’s compensation programs, policies, and practices as well as the principles and philosophy utilized by the Compensation Committee (the “Committee”) regarding these programs for the named executive officers (“NEOs”) in the Summary Compensation Table. For 2014, our NEOs are:

•	E. Scott Santi, President & Chief Executive Officer

•	David C. Parry, Vice Chairman

•	Michael M. Larsen, Senior Vice President, Chief Financial Officer

•	Roland M. Martel, Executive Vice President

•	Christopher A. O’Herlihy, Executive Vice President

Executive Summary

The Company emphasizes a total compensation approach in establishing individual executive compensation levels with each element of compensation serving a specific purpose. In addition to paying a competitive base salary, we use a mix of different performance-based elements of compensation that reward different aspects of both Company and individual performance. The Company’s executive compensation program consists primarily of three elements: short-term cash compensation (base salaries and annual cash incentives), long-term incentive compensation (stock options, restricted stock units and cash), and retirement benefits as illustrated in the table on the following page.

Component	Objective	Alignment with Stockholder Value Creation

Annual Cash Compensation

Base Salary	• Provide a base wage that is competitive to attract and retain highly qualified leaders • Reflective of individual performance, experience, and scope of responsibility

Annual Executive Incentive Plan (“EIP”)	• Motivate executives to achieve annual company and business performance and individual goals	Focused on diluted income per share from continuing operations (“EPS”), income growth and individual objectives designed to deliver strategic business imperatives

Long-Term Incentives

Stock Options	• Motivate executives to make decisions that focus on long- term stockholder value • Retain highly qualified leaders • Reward executives for delivering on the Company’s long-term performance goals	Award value based on sustained long-term growth in ITW stock price
Performance-Based RSUs (“PRSUs”)		Use EPS metric and payout based on sustained long-term growth in ITW stock price
Long-Term Incentive Cash (“LTI Cash”)	Focused on operating margins,
return on average invested
capital* (“ROIC”), and organic
revenue growth metrics in
alignment with ITW’s current
enterprise strategy and progress
towards the Company’s stated
2017 performance goals

U.S. Retirement Plans

Two retirement savings plans: a 401(k) plan and a nonqualified deferred compensation plan.

Two pension plans: a qualified pension plan and a nonqualified pension plan to restore benefits otherwise lost due to IRS limitations on qualified plan compensation. The U.S. pension plans were closed to new entrants effective January 1, 2007.

Other Programs

Change in Control Severance Policy: two times annual cash compensation (base salary plus average annual incentive) and a pro rata payout of outstanding cash incentive awards upon a qualifying termination after change in control. Same double-trigger (qualifying termination after change in control) applies to equity acceleration. No tax gross-ups.

*	The definition of ROIC can be found in Appendix D.

2014 Target Compensation

Our target pay mix is intended to create a strong correlation between the executive’s pay and corporate or segment performance. The compensation elements based on corporate or business segment performance include our EIP, LTI Cash, and equity incentives. The largest single element of pay is delivered through equity awards with multi-year vesting schedules to align the interests of our executive officers with the long-term interests of our stockholders. The following charts illustrate the allocation of our total direct compensation opportunity at target levels for 2014 between fixed and variable elements, as well as between short- and long-term elements.

Total target compensation as used in the charts above is the sum of base salary, target EIP and the grant date fair value of LTI Cash and equity incentives.

2014 Financial Performance

2014 was another successful year for ITW as the Company delivered solid operational and financial performance. In the second year of the Company’s five-year Enterprise Strategy, the Company achieved strong financial results, which impacted the annual and long-term incentive compensation earned by ITW’s executives, including the NEOs. Financial highlights of the year include:

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Total shareholder return (stock price appreciation plus dividends) of 117.21% over the three years ended on December 31, 2014, which compares favorably with the performance of companies included in the Company’s executive compensation peer group, where the median total shareholder return over the same three-year period was 78.54%. ITW’s common stock provided a total shareholder return of 14.98% during 2014.

•	Earnings of $4.67 per share increased 28.7% from 2013.

•

Total revenues of approximately $14.5 billion, increased 2.5% from 2013, as ongoing product line simplification activities associated with the portfolio management component of ITW’s Enterprise Strategy reduced 2014 revenue growth by approximately one percentage point.

•	Operating margins increased by 210 basis points to 19.9%, an all-time high for the Company. Operating income was $2.9 billion, also an all-time high for the Company and an increase of 14.9% from 2013.

•	ROIC, a non-GAAP financial measurement, improved 260 basis points to 18.9%.

•

The Company repurchased 50.4 million of its outstanding shares and increased its dividend by 15%. The Company’s annual dividend payment has increased for more than 50 consecutive years, except during a period of government controls in 1971.

The effective execution of ITW’s Enterprise Strategy enabled this strong financial performance. The core concept of ITW’s Enterprise Strategy is to refocus the entire Company to deliver on the compelling performance potential of ITW’s unique and highly differentiated business model. We believe that each element of our compensation structure plays an integral role in motivating our employees to maximize the performance potential of ITW.

Overview of Key 2014 Compensation Decisions

The following describes certain significant actions and changes to our executive compensation practices for the NEOs. We believe these practices reflect good corporate governance in our compensation policies while continuing to recognize and reward superior company, segment and individual performance.

•	Annual Executive Incentive Plan

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EIP awards for 2014 were based 80% on the Financial Performance Component and 20% on Individual Objectives. The 2014 Financial Performance Component for corporate executives was based 100% on Company EPS performance and for operating executives was based 50% on Company EPS and 50% on the operating income of their respective business segments. In addition, in order to promote proper pay-for-performance and maintain alignment with peers, the Committee changed the payout range of the EIP to 0% to 200% of target. In 2014, EIP was earned at an average of 182% of target for corporate executives and varied from 173% to 177% of target for operating executives who are NEOs.

•	Annual Executive Incentive Plan Weighting Adjustment

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In 2014, the Committee changed the defined award level of the EIP from a “maximum opportunity” to a “target” as a percentage of base salary. As such, the payout range was changed from 0% to 100% of maximum opportunity to 0% to 200% of target. These adjustments are intended to promote pay-for-performance and maintain alignment with peers.

¯	Simultaneously, in order to be better positioned to attract and retain the caliber of talent required to deliver on our business strategies, the Committee also changed the weighting between base salary and EIP to better align with our peer companies while continuing to emphasize pay-for-performance. Beginning in 2014, the base salary component was increased while the target EIP component was decreased by a corresponding amount, without increasing the total annual target cash compensation.

Officer	Base Salary as a Percentage of Annual Cash Compensation at Target		EIP as a Percentage of Annual Cash Compensation at Target
	2013	2014	2013	2014
CEO	38%	40%	62%	60%
Vice Chair	38%	53%	62%	47%
CFO	—	53%	—	47%
Other NEOs	38%	56%	62%	44%

•	Long-Term Incentives

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Weightings of the long-term incentive award components remained the same as 2013. The weighting for the CEO was 40% stock options, 30% PRSUs and 30% LTI Cash, and the weighting for the other NEOs was one-third each for stock options, PRSUs and LTI Cash. PRSUs for the 2012-2014 performance period were earned at 100% of target, and LTI Cash for the 2012-2014 performance period was earned at 94.4% of target.

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For 2014, the revenue metric for the 2014-2016 LTI Cash award was changed from revenue growth to organic revenue growth to better align the metrics with our Enterprise Strategy. The weighting of the performance metrics for this performance period is one-third for each metric — operating margin, ROIC and organic revenue growth.

•	Compensation Governance

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The Committee engaged an independent advisor, Frederic W. Cook & Co., Inc. (“Cook”), to work directly on its behalf and in cooperation with management to review ITW’s executive compensation program, confirm appropriateness of our comparison (peer) companies, and assess our compensation governance process.

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With Cook, the Committee reviewed our programs and believes that our compensation programs and policies are appropriately designed to encourage our employees to act in the long-term best interests of our stockholders and to not take unnecessary or excessive risks that could be potentially harmful to the Company.

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The Committee considered the 97.6% approval by our stockholders of the compensation of our NEOs in 2014, and determined that no particular adjustments to its executive compensation practices were necessary as a result of the Say on Pay vote.

¡	We hold an advisory vote to approve our executive compensation annually.

Ongoing Best Practices

We regularly review and refine our executive compensation program to ensure that it continues to reflect practices and policies that are aligned with our pay-for-performance philosophy and the interests of our stockholders. In this regard, our compensation program reflects the following:

What We Do	What We Don’t Do
✓ We use a clear and consistent compensation strategy using EPS and operating income as the common Company annual performance metric	We do not provide executives with employment agreements
✓ We maintain a Compensation Recovery Policy (“clawback” policy) requiring the reimbursement of incentives if a material financial restatement is required	We do not provide perquisites or gross ups as part of our change of control agreements
✓ We have stock ownership guidelines linking the interests of long-term stockholders to our executives and mitigating compensation-related risk	We do not allow share repricing within our stock option plan
✓ We engage an independent compensation consultant who provides regular updates to the Committee on current trends and key developments in executive compensation programs and practices	We prohibit officers, directors, and employees from hedging, making new pledges, short selling or publicly trading options involving ITW common stock
✓ We conduct an annual review of the CEO’s performance as well as the other NEOs	We do not allow immediate vesting of equity awards that are continued or replaced upon a change-in-control; all such awards allow only double-trigger vesting (change-in-control and termination)

Compensation Philosophy

Our executive compensation philosophy is designed to deliver competitive total compensation, upon the achievement of individual and business performance objectives, which will attract, motivate and retain leaders who will drive the creation of stockholder value. It is reflective of our overall operating philosophy and is based on the following key elements:

•	Total pay targeted at market median over the long-term:

¡	Above-median pay for above-median performance; and

¡	Below-median pay for below-median performance.

•	Amount of short- and long-term pay at risk increases with responsibility and influence.

•	Pay-for-performance through short-term incentive, linking pay to individual and business segment performance.

•	Long-term incentive portion of “pay-at-risk” aligns executive and stockholder interests by influencing decisions that help ensure the long-term growth and health of ITW.

Role of Compensation Committee

The Committee conducts an annual review of its practices and the executive compensation of our senior officers to ensure:

•	The elements of the total compensation package are aligned with the market to attract and retain the caliber of talent required to deliver on our business strategies;

•	Pay decisions are meaningfully differentiated to appropriately reflect the contributions of our highest performers; and

•	Our incentive programs drive performance aligned with our Enterprise Strategy, culture and values system.

In making its executive compensation decisions and recommendations, the Committee is guided by the following factors:

•	Our compensation philosophy;

•	Compensation comparisons from a peer group of diversified multinational industrial companies with similar size, value, and complexity; and

•	Management’s contribution to our short- and long-term goals based on profitable growth and strong returns on capital.

See “Board of Directors and Its Committees — Compensation Committee” for more information about the function of the Compensation Committee.

Role of Compensation Consultant

As previously stated, the Committee has engaged Cook as its independent compensation consultant. In 2014, to support the Committee’s annual review of our executive compensation, Cook conducted a marketplace review of the compensation we pay to our executive officers. Cook provided the Committee with relevant market data, benchmarked our compensation against our peer companies, performed a look-back review of pay and performance compared to our peers, and reviewed the peer group of companies used for comparison purposes. Cook also reviewed the “Compensation Discussion and Analysis” and “Executive Compensation” sections prior to inclusion in this proxy statement and assisted the Committee with its assessment of compensation-related risk.

In February and October 2014, the Committee received information presented by Cook addressing the independence of Cook and the senior advisor serving the Committee, including the following factors: (i) other services provided to us by Cook; (ii) fees paid by us as a percentage of Cook’s total revenue; (iii) policies or procedures of Cook that are designed to prevent conflicts of interest; (iv) any business or personal relationships between the senior advisor and the members of the Committee; (v) any ITW stock owned by the senior advisor or any immediate family member; and (vi) any business or personal relationships between our executive officers and the senior advisor. Based on this information and our own inquiries, the Committee concluded that the work performed by Cook and its senior advisor involved in the engagement did not raise any conflict of interest.

Peer Companies

The Committee has identified a group of comparable companies, which we refer to as the peer group, to benchmark executive pay and provide competitive market data to be used in establishing and recommending each element of compensation. The peer group is reviewed annually by the Committee with assistance from Cook and is selected using the following criteria:

•	U.S. publicly traded companies from ITW’s same and related industries, identified based on Standard & Poor’s Global Industry Classification Standard (GICS) codes;

•	Companies from one-fourth to four times ITW’s revenue and market cap with broadly similar businesses and pay models;

•	Companies that compete for the same customers with similar products/services; and

•	Companies with whom we may compete for executive talent.

In connection with its annual review in 2014, the Committee removed United Technologies from the Company’s peer group and added BorgWarner and Pentair. The Committee removed United Technologies as it is too large in relation to ITW and is no longer considered a direct competitor. The Committee added BorgWarner Inc. and Pentair plc since both companies meet the size criteria as recommended by Cook, list ITW as a peer, and are in ITW’s Institutional Shareholder Services 2014 peer group. As a result, the Committee identified the following 19 companies to be used as the Company’s peer group in 2014:

3M Company	Dover Corp	Johnson Controls, Inc.
BorgWarner Inc.	E. I. DuPont De Nemours and Co.	Masco Corp
Caterpillar Inc.	Eaton Corp.	Parker-Hannifin Corp.
Cummins Inc.	Emerson Electric Company	PPG Industries Inc.
Danaher Corp.	Honeywell International Inc.	Pentair plc
Deere & Company	Ingersoll-Rand Company Ltd.	Textron Inc.
TRW Automotive Holdings Corp.

The revenue median (as of the latest fiscal year end) of the peer group is $17.4 billion and the median market cap is $26.9 billion, versus $14.5 billion and $36.3 billion, respectively, for ITW.

The nature of our decentralized and diverse lines of business present challenges in identifying similar organizations for comparison purposes; however, we believe that the peer group selected provides relevant comparisons. While peer group data is not directly used to set any particular element of compensation, the Committee believes that in order to attract, retain and motivate our NEOs, total compensation levels for these executives should be considered against the median peer group level over the long term.

Management’s Contributions to Our Growth

Our decentralized operating structure enables our business managers to make decisions in light of local end market conditions and customer needs. It is also an important element in developing and retaining our senior managers and in creating high job satisfaction. Our business managers are empowered to make the decisions necessary to serve their customers and grow their businesses and are accountable for their results. Our compensation philosophy supports this business model by emphasizing appropriate performance incentive programs. For example, business managers who grow operating income and achieve personal objectives are rewarded through the annual incentive program. Our executive management’s role is to ensure that these decisions are carried out in accordance with our Enterprise Strategy, operating plans and values and expectations for the near and long-term and are in the best interests of the Company and our stockholders.

Compensation Decisions and Individual Compensation Levels

On an annual basis, the CEO reviews the total compensation of the executive officers and makes recommendations to the Committee based on his assessment of each executive’s individual performance and the peer group compensation information. The Committee makes recommendations to the independent directors regarding the CEO’s compensation based on an assessment of the CEO’s performance and data relative to compensation of CEOs of the peer group. The Committee believes that it is appropriate to benchmark the levels of base salary, annual incentive, and longer-term incentives of our CEO to the total compensation being provided to CEOs of our peer group. There are no material differences in the policies and decision processes used in setting compensation for the CEO and the other NEOs. However, the different levels of compensation for the NEOs as shown in the Summary Compensation Table of this proxy statement reflect internal factors such as each executive’s scope of responsibility, impact on profitable growth, breadth of experience and length of Company service, as well as external market data from the peer group.

Use of Discretion in Setting Compensation

The Company’s compensation programs recognize the importance of ensuring that discretion is provided to the CEO and Committee in determining compensation levels and awards. In setting base salaries and cash incentive awards, and in determining grants of equity awards, the CEO and Committee use judgment to align compensation with both external data, individual responsibilities, potential, and achievement.

Base Salary

In determining base salary, the CEO and the Committee consider the size and scope of the executive officers’ responsibilities, past experience, performance, future potential and the median base salary of similar positions at our peer group companies. The Committee believes that median base salary is an appropriate general reference point to use for encouraging solid performance. Base salaries are reviewed annually, and adjustments are intended to recognize performance and contributions over the prior year, as well as any significant changes in duties or scope of responsibility. Adjustments to base salary also take into account peer group information and the individual’s total compensation.

We have a common annual review process beginning in December and concluding in February for base salary and incentive compensation for all of our executive officers. This process allows the Committee and the CEO to review base compensation and discuss recommended changes considering individual contributions to overall financial and operating results for the year and to set objectives for the upcoming year.

In February 2014, the Compensation Committee reviewed Mr. Santi’s performance and approved a base salary increase to $1,100,000 from $1,000,000. It should be noted that Mr. Santi did not receive an increase to his base salary in 2013, and his salary was below the median of CEOs in our peer group. For the other NEOs except Mr. Larsen, the Committee approved recommended base pay increases that ranged between 4.0% and 4.5%, except for Mr. O’Herlihy who received a 10% increase. These base salary increases were effective March 3, 2014. There was no change in Mr. Larsen’s base salary for 2014 following him joining the Company in 2013.

Annual Executive Incentive Plan

We believe that managers generally should be rewarded for contributions to overall financial success measured by income growth of their business segment and the Company as a whole, as well as for individual accomplishments that contribute to the longer-term success of the business. Achieving our annual business and financial objectives is important to executing our business strategy and delivering long-term value to stockholders.

In order to assure deductibility of the EIP awards for the NEOs for 2014, such awards were made pursuant to the 2011 Cash Incentive Plan, and then adjusted in accordance with EIP performance measures and goals. The Committee determines and recommends for approval by the independent directors the award amount for the CEO. The Committee considers recommendations from the CEO and approves EIP awards for our other NEOs.

The EIP in 2014 was designed around two elements: the Financial Performance Component and Individual Objectives. For 2014, the Financial Performance Component constituted 80% of each NEO’s potential award opportunity. The remaining 20% was based on the Individual Objectives. The Financial Performance Component weighting for the CEO, Vice Chairman, and CFO was based 100% on year-over-year growth in EPS to be aligned with our stockholders’ interests and with our disciplined and return-focused capital allocation strategy. For operating executives, the weighting of the Financial Performance Component was based 50% on EPS performance and 50% on the operating income growth of their respective business segment. These weightings are intended to emphasize financial performance and reinforce the importance of collaborating across businesses.

The Financial Performance components are recommended by management and are approved by the Committee at the start of the performance year. The Individual Objectives for the CEO are established by the Committee annually, and the Individual Objectives for each of the other NEOs are recommended by the CEO and approved by the Committee. The Committee has the discretion to make adjustments in the calculation of financial performance to eliminate factors beyond the control of management and to eliminate possible disincentives to act in the long-term best interests of the Company and our stockholders.

2014 Financial Performance Component of the Executive Incentive Plan

For 2014, executive officers were eligible to earn a payment on the Financial Performance Component according to the performance scales below.

	Performance Goal (EPS)	Performance Goal (Operating Income)	Payout (as a % of Target)
Maximum	120%	120%	200%
Target	110%	106%	100%
Threshold	90%	85%	50%

The following table shows the actual goal achievement of the Financial Objectives for the NEOs:

Named Executive Officer	2013 Company EPS or Segment Income Levels	2014 Company EPS or Segment Income Levels(1)	% of Achievement (By Group)	Financial Perf. Component (% of Target) (By Group)	Final Financial Perf. Component %(1)
E. Scott Santi	$3.63	$4.34	119.6%	195.6%	195.6%
Michael M. Larsen	$3.63	$4.34	119.6%	195.6%	195.6%
David C. Parry	$3.63	$4.34	119.6%	195.6%	195.6%
Roland M. Martel(2)	$565M	$668M	118.2%	187.3%	191.5%
Christopher A. O’Herlihy(2)	$433M	$499M	115.3%	166.2%	180.9%

(1)	2014 EPS of $4.67 was reduced by $0.33 per share to exclude the impact resulting from the repurchase of approximately 50 million shares, net of related interest expense, as part of ITW’s share repurchase program related to the divestiture of the Industrial Packaging segment.
(2)	The Final Financial Performance Component award percentages shown in the last column above for Messrs. Martel and O’Herlihy combine the achievement level for their respective business segment with that of the Company EPS.

2014 Individual Objectives of the Executive Incentive Plan

The Individual Objectives represent the personal objectives element of the EIP awards and are more subjective than the Financial Performance Component. In early 2014, each NEO submitted in writing his proposed Individual Objectives. Each NEO, other than Mr. Santi, discussed his proposed objectives and weightings with Mr. Santi, who used his judgment of each executive’s role and responsibilities, as well as the strategic goals of the Company, to review and approve the objectives before recommending them to the Committee. The Committee discussed these recommendations with Mr. Santi prior to final approval. Mr. Santi discussed his proposed Individual Objectives for 2014 with the Committee. The Committee used its judgment and understanding of the strategic goals of the Company to review and approve the Individual Objectives for Mr. Santi.

The following is a description of the 2014 objectives as approved by the Committee. The objectives for Mr. Santi focused on executing the second year of the Enterprise Strategy, financial goals, organic growth, and talent management initiatives. Mr. Parry’s objectives focused on executing the second year of the Enterprise Strategy, financial goals, organic revenue growth and talent management initiatives. Mr. Larsen’s objectives focused on executing the second year of the

Enterprise Strategy, financial goals and finance organization goals. The objectives for Mr. Martel and Mr. O’Herlihy focused on Enterprise Strategy goals, organic revenue growth within their business segments, and talent management initiatives.

Following the end of the year, each NEO submitted a written self-appraisal with his own assessment of the level of achievement reached in 2014 for each of his personal objectives. Mr. Santi reviewed the self-appraisals of the other NEOs and had collaborative discussions with each of these executives. Mr. Santi used his judgment of each NEO’s performance against the objectives, considering completion of objectives and the quality of the work performed, to reach his assessment of the overall achievement level prior to submitting his recommendations for approval by the Committee. The Committee reviewed Mr. Santi’s self-appraisal for 2014 and held collaborative discussions with Mr. Santi before using its judgment of his performance against his objectives to reach its assessment of his overall Individual Objective achievement level. The independent directors approved the Committee’s recommendation.

Based on the Committee’s determination of achievement of Mr. Santi’s 2014 Individual Objectives, and upon Mr. Santi’s recommendations for the other NEOs, the following Individual Objective achievement percentages were assigned: 125% for Mr. Santi; 130% for Mr. Parry; 130% for Mr. Larsen, 120% for Mr. Martel; and 140% for Mr. O’Herlihy.

2014 Annual Cash Incentive Total Payouts

The total 2014 payouts to the NEOs ranged from 172% to 182% of target award level, and were determined as follows:

Named Executive Officer	Award Target	Year-End 2014 Salary	Final Finl. Perf. Comp Award (% of Target)	Finl. Perf. Amount	Final Ind. Obj. Award (% of Target)	Ind. Obj. Amount	Total Award(1)
E. Scott Santi	150%	$1,100,000	195.6%	$2,581,920	125.0%	$412,500	$2,994,420
Michael M. Larsen	90%	$650,000	195.6%	$915,408	130.0%	$152,100	$1,067,508
David C. Parry	90%	$715,825	195.6%	$1,008,111	130.0%	$167,503	$1,175,614
Roland M. Martel	80%	$517,920	191.5%	$634,597	120.0%	$99,441	$734,038
Christopher A. O’Herlihy	80%	$481,800	180.9%	$557,809	140.0%	$107,923	$665,732

(1)	These amounts are included in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

Long-Term Incentives

We believe that ensuring the long-term growth and profitability of the business is a primary management responsibility. Therefore, a significant portion of an executive officer’s compensation should be directly linked to key metrics that consider the long-term perspective, such as EPS, ROIC, operating margins, organic revenue growth and ITW’s stock performance over time. Long-term incentive awards are granted to executives and other key employees whose positions can directly affect the Company’s long-term performance.

The value of the overall long-term incentive grant to the CEO is determined by the Committee using its discretion, subject to approval by the independent directors. Awards to the other NEOs are recommended by the CEO to the Committee for approval and are subject to the discretion of the CEO in making the recommendations, as well as of the Committee in approving the awards. The key factors in determining the awards have been the executive’s position, performance, potential to contribute to the long-term success of the Company, tenure with the Company, and prior grants. In addition, although we generally do not establish any specific target or prescribed value in relation to peer groups, comparisons are made to long-term incentive levels in the peer group compensation data. Because the Committee and the CEO in their discretion may consider factors they deem relevant in determining an executive’s overall award, the award in any given year may differ from historical amounts.

For 2014, our NEOs received stock options, PRSUs, and LTI Cash awards. We believe that stock options are an effective incentive for senior executives on a long-term basis because they directly align the interests of the executives with those of our stockholders, as an unexercised stock option has no realizable value if the price of ITW’s common stock falls below the exercise price. The stock option grants are combined with PRSUs and LTI Cash to more closely align long-term incentives with our business initiatives and increase emphasis on key financial performance metrics. The weightings of the total target values of the 2014 long-term incentive equity and cash grants were as follows:

	Stock Options (%)	PRSUs (%)	LTI Cash (%)
CEO	40.0%	30.0%	30.0%
Other Named Executive Officers	33.3%	33.3%	33.3%

The Committee has established specific vesting and expiration provisions associated with termination of employment due to death, disability and retirement, as defined by the Committee, and forfeiture provisions upon other termination of employment. The Committee, in its sole discretion, may deem a long-term incentive award, whether vested or unvested, to be immediately forfeited if the recipient competes with the Company, engages in gross misconduct or conduct that is against the business interests of the Company, or divulges confidential information about the Company to others.

2014 Stock Option Awards

The 2014 stock options vest in equal installments over a four-year period ending in 2018. Stock options are granted with an exercise price equal to the fair market value of the common stock on the date of grant and normally expire ten years after the grant date. We currently grant only non-qualified stock options because we believe that the tax benefits to the Company of non-qualified stock options outweigh the potential tax benefits to the NEOs of incentive stock options.

2014 Performance-Based RSU Awards

PRSUs vest in full three years from the date of grant, subject to the achievement of the performance goal set at the beginning of the performance period. PRSUs are granted based on the fair market value of one share of ITW common stock on the date of grant.

For PRSUs granted in 2014, the performance goal is based on cumulative EPS from continuing operations over a three-year performance period (2014 through 2016) based on a sliding scale. The target/maximum is $9.70 cumulative EPS over the three-year performance period, and the achievement of the target/maximum will result in a payout of the maximum number of shares subject to the PRSU. If less than $7.70 cumulative EPS is achieved, none of these PRSUs will vest. If EPS growth is at or above the $7.70 threshold but below the $9.70 target/maximum, a portion of the awards will vest in proportion to the level of EPS achieved.

2014 Long-Term Incentive Cash Awards

In February 2014, our NEOs received an annual LTI Cash award with a three-year performance period. The total compensation of our executives and the mix of compensation components of our executives relative to the peer group were considerations in setting the target award amounts.

The goals for the 2014 LTI Cash awards over the performance period (2014 through 2016) are equally weighted and based on operating margin, ROIC, and organic revenue growth. The payout at the end of the performance period will be based on the following sliding payout scale:

	Operating Margin	Average ROIC	Organic Revenue Growth	Payout (as a % of Target)
Maximum	20%	19%	5%	150%
Target	18%	17%	3%	100%
Threshold	15%	15%	1%	50%

2012 Long-Term Incentive Cash Award Payouts

The LTI cash award granted in 2012 under the Company-wide Growth Plan (“CGP”) in effect at that time (with a three-year performance period ended December 31, 2014) was based 60% on ROIC (as reported in our financial statements as of the time that financial results for each year were publicly released) and 40% on revenue growth. After excluding revenues of $921 million in 2012 and $1.1 billion in 2011 related to our former Decorative Surfaces segment which was divested in 2012, the 2012 LTI Cash award achieved a payout level of 94.4% of the target award and was determined as follows:

	2012	2013	2014	Total	Payout (% of Target)
ROIC	15.0%	16.3%	18.9%	16.7%	118.3%
Revenue Growth	3.3%	1.9%	2.5%	2.7%	58.5%

Total Payout					94.4%

The following table shows the individual payout level by NEO (except for Mr. Larsen, who did not join the Company until 2013):

Named Executive Officer	Award Target	Final Performance Achievement	Final Payout
E. Scott Santi	$500,000	94.4%	$472,000
David C. Parry	$500,000	94.4%	$472,000
Roland M. Martel	$240,000	94.4%	$226,560
Christopher A. O’Herlihy	$200,000	94.4%	$188,800

Timing of Long-Term Incentive Awards

The Committee meets in February of each year following the Company’s public release of its earnings results for the recently completed fiscal year to consider and act with respect to long-term incentive awards for the executive officers. In 2014, the long-term grants were in compliance with the Long-Term Incentive Plan, including the requirement that stock options may not be granted at less than 100% of the fair market value of ITW’s common stock on the date of grant. The exercise price of the awards granted is based on the closing price of ITW’s stock on the date of grant. We do not time grants for the purpose of enhancing the value of executive compensation.

Stock Ownership Guidelines and Hedging Policy

We believe that stock ownership is important because it aligns the interests of our management and directors with those of our stockholders. Because of the importance of stock ownership, the Board of Directors and the Committee have adopted stock ownership guidelines for executive officers and directors. The 2014 and prior guidelines for stock ownership as a multiple of executive officers’ base salaries and of directors’ annual retainers are as follows:

Title	Guideline
Chief Executive Officer	6 times salary
Vice Chairman and Executive Vice Presidents	3 times salary
Senior Vice Presidents	2 times salary
Vice Presidents	1 times salary
Non-employee Directors	5 times annual retainer

Beginning in 2015, the multiple of salary for the Chief Financial Officer changed from 2 times salary to 3 times salary. The Committee recommends that an executive officer or non-employee director achieve the applicable ownership level within five years. The achievement of these guidelines is reviewed annually. All NEOs and directors who have been in their positions for five or more years have met or exceeded the applicable stock ownership guideline. The Board believes that its stock ownership guidelines are appropriate, reasonable and attainable given the responsibilities and compensation levels of our executive officers and directors and has not imposed a requirement that our executive officers and directors hold their shares for a particular length of time.

All recipients of Company equity-based grants, which include key employees and all officers and directors, are subject to our policy against options trading and short sales of ITW stock, as well as trading in derivatives linked to Company stock. In addition, our employees (including NEOs) and non-employee directors are prohibited from new pledges of Company stock as of April 1, 2013.

Compensation Recovery Policy

The Company maintains a Compensation Recovery Policy (a “clawback policy”) applicable to all executive officers of the Company subject to Section 16 of the Securities Exchange Act of 1934. Under the policy, the Committee will seek reimbursement of incentives paid to elected officers where the payment was predicated upon the achievement of certain financial results with respect to the applicable performance period that were subsequently the subject of a material restatement due to material non-compliance of the Company with any financial reporting requirement under the U.S. securities laws. The reimbursement amount is equal to the excess of the gross incentive payment made over the gross payment that would have been made if the original payment had been determined based on the restated financial results. Further, following a material restatement of our financial statements, we will seek reimbursement of compensation and profits from trading in Company stock received by our CEO and CFO to the extent required under Section 304 of the Sarbanes-Oxley Act of 2002.

Deductibility

Internal Revenue Code Section 162(m) limits the deductibility of compensation in excess of $1,000,000 paid to the CEO and certain other executive officers employed at year-end. Certain performance-based compensation may be exempt from this limit. The Committee recognizes its obligation to reward performance that increases stockholder value and exercises its discretion in determining whether or not to conform our executive compensation plans to the approach provided for in the Internal Revenue Code. Currently, the annual incentive and long-term incentive compensation for our elected officers, including the NEOs, is intended to be performance based and, therefore, should not be subject to the 162(m) deductibility limit.

NEO Compensation

The following tables provide information regarding the compensation of our NEOs.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation (1)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation (5)	Total
E. Scott Santi	2014	$1,083,525	—	$2,549,931	$3,399,993	$3,466,420	$1,399,394	$100,015	$11,999,278
President and Chief	2013	$1,000,000	—	$2,087,779	$2,999,998	$2,256,800	$796,370	$65,506	$9,206,453
Executive Officer	2012	$522,794	—	$691,864	$1,250,000	$1,208,022	$459,310	$45,987	$4,177,977
Michael M. Larsen	2014	$650,000	—	$833,290	$833,326	$1,067,508	—	$112,159	$3,496,282
Senior Vice President & Chief Financial Officer	2013	$175,000	$195,000	$932,919	$1,000,000	—	—	$162,979	$2,465,898
David C. Parry	2014	$708,620	—	$999,979	$999,991	$1,647,614	$906,533	$56,391	$5,319,128
Vice Chairman	2013	$498,331	—	$927,889	$999,996	$1,292,401	$605,733	$41,845	$4,366,195
	2012	$427,656	—	$691,864	$1,250,000	$963,994	$651,528	$42,644	$4,027,686
Roland M. Martel	2014	$512,871	—	$449,928	$449,985	$960,598	$598,265	$22,246	$2,993,893
Executive Vice President	2013	$343,935	—	$386,650	$416,664	$866,006	$420,414	$33,044	$2,466,713
	2012	$331,001	—	$332,082	$600,002	$866,915	$446,409	$32,076	$2,608,485
Christopher A. O’Herlihy	2014	$473,034	—	$449,928	$449,985	$854,532	$67,626	$136,123	$2,431,228
Executive Vice President

(1)	Salary and Non-Equity Incentive Plan compensation for 2014 includes amounts deferred by the executive under the Executive Contributory Retirement Income Plan, or ECRIP, or the Savings and Investment Plan. The amount of deferrals in 2014 under the ECRIP for each NEO can be found in footnote 1 to the table under “Nonqualified Deferred Compensation” below. The amount of deferrals under the ECRIP in 2013 and 2012 can be found in footnote 4 to the same table. ECRIP deferrals in 2015 of non-equity incentive plan amounts earned in 2014 were as follows: Mr. Santi, $299,442; Mr. Larsen, $213,499; Mr. Parry, $176,340; Mr. Martel, $146,841; and Mr. O’Herlihy, $332,876.

(2)	The Stock Awards column represents PRSUs granted in the relevant year, and the amounts shown represent the maximum amount that may be earned. The Option Awards column represents stock options granted in the relevant year, and the assumptions applicable to these valuations can be found in the Notes to Financial Statements — Stock-Based Compensation contained in the Illinois Tool Works Inc. Annual Reports on Form 10-K for the years ended December 31, 2014, 2013 and 2012.

(3)	These amounts include 2014 EIP awards made under ITW’s Executive Incentive Plan and 2012 LTI Cash award payouts made under our Long-Term Incentive Plan. Further information regarding these plans and awards thereunder can be found above under “Compensation Discussion and Analysis — Executive Incentive Plan” and “Compensation Discussion and Analysis — Long-Term Incentives.”

(4)	These amounts include an amount of interest in the applicable calendar year considered to be in excess of market rates credited to the deferred compensation accounts of the NEOs under the ECRIP, discussed in more detail under “Nonqualified Deferred Compensation” below. When a participant attains retirement eligibility at age 55 and 10 years of service, any amounts in his or her ECRIP account deferred prior to January 1, 2010 are entitled to a return of 130% of the monthly Moody’s Corporate Bond Yield Average rate, and the excess interest portion is deemed to be amounts exceeding 100% of such rate. This additional interest credit applies to all eligible plan participants, not just the NEOs. All amounts deferred after December 31, 2009 accrue interest at 100% of the Moody’s Rate. The individual amounts of pension benefits and excess interest credits are shown in the table below.

Footnote 4 Table

Name	Year	Accrual in Accumulation Plan	Accrual in Nonqualified Plan	Excess Interest Credit on Deferred Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings
E. Scott Santi	2014	$51,303	$1,332,510	$15,581	$1,399,394
	2013	$54,998	$727,436	$13,936	$796,370
	2012	$53,210	$392,949	$13,151	$459,310
Michael M. Larsen	2014	$0	$0	$0	$0
	2013	$0	$0	$0	$0
David C. Parry	2014	$71,657	$790,394	$44,482	$906,533
	2013	$72,354	$493,594	$39,785	$605,733
	2012	$66,883	$547,102	$37,543	$651,528
Roland M. Martel	2014	$78,176	$487,952	$32,137	$598,265
	2013	$59,971	$331,700	$28,743	$420,414
	2012	$75,647	$343,638	$27,124	$446,409
Christopher A. O’Herlihy	2014	$67,626	$0	$0	$67,626

(5)	For 2014, this number includes Company contributions to the ECRIP account or the Savings and Investment Plan, based on plan formulas for all participants, as follows: $100,015 for Mr. Santi; $47,025 for Mr. Larsen; $56,391 for Mr. Parry; $22,246 for Mr. Martel; and $136,123 for Mr. O’Herlihy. The 2014 amount for Mr. Larsen also includes $35,944 of relocation costs and a tax gross-up for relocation benefits of $29,190 in accordance with his offer letter. For Mr. O’Herlihy, the ITW Irish Pension Plan accrual has been reflected in the “Accrual in Accumulation Plan,” because this amount also represents a qualified plan present value.

Grants of Plan-Based Awards

The table below provides information regarding plan-based awards granted to our NEOs during fiscal 2014 under the ITW Executive Incentive Plan (“EIP”) and the Long-Term Incentive Plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)			Estimated Future Payouts Under Equity Incentive Plan (Award) (3)		All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Sh)(4)	Grant Date Fair Value Stock And Option Awards ($)(5)
Name	Grant Date	Plan Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target/ Maximum (#)
E. Scott Santi	2/14/2014	EIP	$825,000	$1,650,000	$3,300,000	3,245	32,446	224,422	$78.59	$5,949,924
	2/14/2014	LTI Cash	$1,275,000	$2,550,000	$3,825,000
Michael M. Larsen	2/14/2014	EIP	$292,500	$585,000	$1,170,000	1,060	10,603	55,005	$78.59	$1,666,616
	2/14/2014	LTI Cash	$416,667	$833,333	$1,250,000
David C. Parry	2/14/2014	EIP	$322,121	$644,243	$1,288,485	1,272	12,724	66,006	$78.59	$1,999,970
	2/14/2014	LTI Cash	$500,000	$1,000,000	$1,500,000
Roland M. Martel	2/14/2014	EIP	$207,168	$414,336	$828,672	573	5,725	29,702	$78.59	$899,913
	2/14/2014	LTI Cash	$225,000	$450,000	$675,000
Christopher A. O’Herlihy	2/14/2014	EIP	$192,720	$385,440	$770,880	573	5,725	29,702	$78.59	$899,913
	2/14/2014	LTI Cash	$225,000	$450,000	$675,000

(1)	The range of potential payouts under the Executive Incentive Plan (EIP) awards for the NEOs as determined by the Compensation Committee in February 2014 for 2014 performance is set forth in these columns. The financial performance component and corresponding payouts as a percent of target are shown on page 37.

(2)	The range of potential payouts under the long-term cash incentive grants (LTI Cash) for the NEOs as set by the Compensation Committee in February 2014 for the three-year period 2014 through 2016 is set forth in these columns.

(3)	The range of potential share distributions under the 2014 PRSU grant for the NEOs as set by the Committee in February 2014 for performance through 2016 is set forth in these columns. The “Threshold” estimated future payout is based on achievement of $7.70 cumulative earnings per share (EPS) from continuing operations over the three-year performance period. The “Target/Maximum” performance goal is $9.70 cumulative EPS from continuing operations over the three-year performance period, and achievement of the target/maximum will result in a payout of the maximum number of shares subject to the PRSU. If cumulative EPS is above the $7.70 threshold but below the $9.70 target/maximum, the awards will vest in proportion to the level of EPS achieved.

(4)	Exercise price was equal to the closing price on the grant date of February 14, 2014.

(5)	Grant date fair values of options granted to the NEOs on February 14, 2014 were based on an implied value of $15.15 per share as determined using a binomial valuation technique under Accounting Standards Codification Topic 718. Grant date fair value of PRSUs was based on the assumption that the performance conditions will be met.

Outstanding Equity Awards at Fiscal Year-End 2014

The following table sets forth details, on an award-by-award basis, of the outstanding equity awards held by each NEO as of December 31, 2014.

		Option Awards				Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Units that Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested
E. Scott Santi	2/12/2010	148,154	—	$43.64	2/11/2020
	2/11/2011	75,972	25,325	$55.81	2/11/2021
	2/10/2012	54,442	54,443	$55.71	2/9/2022	13,463	$1,274,946
	2/15/2013	76,297	228,891	$63.25	2/14/2023	35,573	$3,368,763
	2/14/2014	—	224,422	$78.59	2/14/2024	32,446	$3,072,636
Michael M. Larsen	9/16/2013	17,482	52,448	$75.10	9/16/2023	13,316	$1,261,025
	2/14/2014	—	55,005	$78.59	2/14/2024	10,603	$1,004,104
David C. Parry	2/9/2007	60,000	—	$51.60	2/8/2017
	2/8/2008	70,000	—	$48.51	2/7/2018
	2/11/2011	60,777	20,260	$55.81	2/11/2021
	2/10/2012	54,442	54,443	$55.71	2/9/2022	13,463	$1,274,946
	2/15/2013	25,432	76,297	$63.25	2/14/2023	15,810	$1,497,207
	2/14/2014	—	66,006	$78.59	2/14/2024	12,724	$1,204,963
Roland M. Martel	2/9/2007	60,000	—	$51.60	2/8/2017
	2/8/2008	70,000	—	$48.51	2/7/2018
	2/12/2010	64,818	—	$43.64	2/11/2020
	2/11/2011	36,466	12,156	$55.81	2/11/2021
	2/10/2012	26,132	26,133	$55.71	2/9/2022	6,462	$611,951
	2/15/2013	10,596	31,791	$63.25	2/14/2023	6,588	$623,884
	2/14/2014	—	29,702	$78.59	2/14/2024	5,725	$542,158
Christopher A. O’Herlihy	2/12/2010	22,941	—	$43.64	2/11/2020
	2/11/2011	27,350	9,117	$55.81	2/11/2021
	2/10/2012	21,777	21,777	$55.71	2/9/2022	5,385	$509,960
	2/15/2013	9,325	27,976	$63.25	2/14/2023	5,797	$548,976
	2/14/2014	—	29,702	$78.59	2/14/2024	5,725	$542,158

(1)	Stock options vest at the rate of 25% per year from the grant date with exceptions for termination upon death, disability, retirement and change-in-control.

(2)	PRSUs are subject to three-year vesting, as well as a performance goal based on cumulative earnings per share from continuing operations over a three-year period.

Option Exercises and Stock Vested

The following table provides information regarding option exercises and stock vesting for each NEO during 2014. The value realized upon the exercise of options is calculated using the difference between the option exercise price and the market price at the time of exercise multiplied by the number of shares underlying the option. The value realized upon the vesting of stock awards is based on the market price on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
E. Scott Santi	80,000	$3,519,200	13,438	$1,058,511
Michael M. Larsen	—	—	—	—
David C. Parry	95,521	$4,159,915	10,751	$846,856
Roland M. Martel	60,703	$2,827,855	6,450	$508,067
Christopher A. O’Herlihy	13,007	$802,208	4,838	$381,089

Pension Benefits

The following table provides pension benefit information through our financial statement measurement date of December 31, 214 for each NEO serving as of that date.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)(2)
E. Scott Santi	ITW Retirement Accumulation Plan	32.621	$647,235
	ITW Nonqualified Pension Plan	32.621	$3,934,335
Michael M. Larsen(3)	ITW Retirement Accumulation Plan	—	—
	ITW Nonqualified Pension Plan	—	—
David C. Parry	ITW Retirement Accumulation Plan	20.742	$808,673
	ITW Nonqualified Pension Plan	20.742	$3,264,111
Roland M. Martel	ITW Retirement Accumulation Plan	20.927	$830,994
	ITW Nonqualified Pension Plan	20.927	$2,111,884
Christopher A. O’Herlihy(4)	ITW Retirement Accumulation Plan	10.455	$72,379
	ITW Nonqualified Pension Plan	—	—
	ITW Irish Pension Plan	11.167	$1,454,585

(1)	Assuming the individual receives a lump-sum distribution at normal retirement, present values are based on the 3.80% discount rate used for financial reporting purposes.
(2)	In the event of a change in control or departure due to death, disability, or retirement, the total pension payable is reflected in the total of the above amounts. The allocation between the ITW Retirement Accumulation Plan and the ITW Nonqualified Pension Plan depends on the actual lump sum and annuity values calculated using the actual applicable interest rates and IRS limits.
(3)	Mr. Larsen is not eligible to participate in the Company’s pension plans, as the plans were closed to new entrants effective January 1, 2007.

(4)	Mr. O’Herlihy participated in the pension plan in 1989 through 1999, while he was employed in the U.S. Mr. O’Herlihy ceased earning pension plan benefits when he returned to Ireland. From 1999 through August 2011, Mr. O’Herlihy participated in the Irish Pension Plan. Upon his return to the U.S. in 2011, he was not eligible to rejoin the U.S. ITW pension plan since the plan was closed to new participants effective January 1, 2007.

ITW Retirement Accumulation Plan

We maintain the ITW Retirement Accumulation Plan (the “Pension Plan”) for the benefit of eligible employees of participating U.S. businesses to provide a portion of the income necessary for retirement. The Pension Plan was closed to new entrants effective January 1, 2007. The Pension Plan is structured as a “pension equity plan” under which a participant accumulates an age-based percentage for each year of plan participation. The accumulated percentages (from both columns shown below), when multiplied by final average annual pay (generally, salary and executive incentive payable in the highest five years out of the last ten complete calendar years of service), produce an amount that can be received as a lump-sum payment or an actuarially equivalent lifetime annuity. For each year of credited service after December 31, 2000, the age-based percentages are as follows:

Age During the Year	On Total Final Average Pay	On Final Average Pay in Excess of Covered Compensation(1)
Less than 30	2%	2%
30-34	3%	2%
35-39	4%	2%
40-44	5%	2%
45	7%	2%
46-49	7%	6%
50-54	10%	6%
55-59	13%	6%
60 or older	16%	6%

(1)	Covered compensation is a 35-year average of the maximum earnings recognized in calculating Social Security benefits. For 2014, the covered compensation amount for an individual attaining age 65 was $69,996, while for an employee age 35 or younger it was $117,000.

Prior to 2001, the Pension Plan operated under a traditional annuity formula (a normal retirement benefit equal to 1% of final average pay and 0.65% of such pay in excess of covered compensation for each of the first 30 years of credited service plus 0.75% of average pay for any additional years). As part of the transition to the pension equity formula, as of December 31, 2000:

•

Accrued benefits under the traditional annuity formula were converted to an initial pension equity percentage by calculating the lump-sum value of the normal retirement annuity and dividing by the average annual pay at that time.

•

Anyone who had 5 years of participation and whose age plus vesting service equaled at least 50 years was entitled to additional pension equity credits of 4% of final average pay per year for up to 15 years of credited service.

ITW Irish Pension Plan

The Irish Pension Plan operates under a traditional annuity formula (a normal retirement benefit equal to 1.5% of final average pay for each of year of credited service). The final average pay is the highest consecutive pensionable base salary over any three year period over the last ten complete years of service.

Nonqualified Pension Plan

The Nonqualified Pension Plan is maintained to make up for benefits that cannot be paid under the tax-qualified Pension Plan due to Internal Revenue Code limitations on the amount of compensation that may be considered and the amount of benefit that may be paid. The Company has not considered granting additional years of service to executive officers under the plan and, therefore, does not currently have a policy on such grants. For the most part, the Nonqualified Pension Plan uses the same formulas and other computation elements as the Pension Plan with certain exceptions, including the following:

•

The Pension Plan uses net compensation after deferrals under the Executive Contributory Retirement Income Plan (the “ECRIP”), and the Nonqualified Pension Plan uses total eligible compensation (generally, salary and non-equity incentive compensation).

•

The Nonqualified Pension Plan provides that a participant who leaves the Company, other than upon retirement, may forfeit any plan benefits based on eligible compensation above the maximum amount ($260,000 in 2014) that may be recognized under a tax-qualified plan.

•

In addition to the annuity and lump-sum options available under the Pension Plan, a participant in the Nonqualified Pension Plan may elect to receive fixed monthly installments over 2 to 20 years. If the executive left employment prior to death, disability or retirement, or if the plan is terminated in conjunction with a change in control, the benefit from the Nonqualified Pension Plan would be paid as a lump sum.

Nonqualified Deferred Compensation

The Company’s ECRIP offers designated executives an opportunity to defer a portion of their salary and earned non-equity incentive to a deferred compensation account to receive the employer contributions they would otherwise receive if such deferrals had been made under our tax-qualified Savings and Investment Plan. Deferred amounts receive a rate of interest based on the monthly Moody’s Long-Term Corporate Bond Yield Average (the “Moody’s Rate”). All of the NEOs are eligible for the ECRIP. An ECRIP participant can defer from 6%-50% of his or her salary and from 6%-85% of his or her non-equity (annual and LTI Cash) incentive, with the applicable matching contribution on either component under the Savings and Investment Plan formula (in lieu of any matching contributions under that plan). Deferrals under the ECRIP reduce the compensation that may be recognized under the Savings and Investment Plan and the tax-qualified Pension Plan.

The ECRIP has a limit on the amount of interest under the Moody’s Rate that would be recognized (12% annualized, or 15.6% for amounts eligible to receive 130% of the Moody’s Rate), a return of deferral feature whereby an individual could elect to receive a return of the principal amount deferred after a period of at least five years, and options for payment following death, disability or retirement as a lump sum or in monthly installments over 2 to 20 years.

Retirement under the ECRIP is defined as having attained age 55 with at least 10 years of service, or age 65 with at least 5 years of service. If an ECRIP participant’s employment ends due to retirement, death, or disability, amounts deferred to the ECRIP prior to January 1, 2010 would receive interest crediting of 130% of the Moody’s Rate. Amounts deferred to the ECRIP after December 31, 2009 are not eligible to receive 130% of the Moody’s Rate and would receive interest crediting at 100% of the Moody’s Rate. During 2014, the Moody’s Rate applied to ECRIP accounts ranged from 4.35% to 4.88% for amounts eligible for 100% of Moody’s, and 5.66% to 6.35% for amounts eligible for 130% of Moody’s.

If terminated in conjunction with a change in control, participants would receive their ECRIP as a lump-sum payment, as if a retirement event had occurred.

The following table sets forth ECRIP account information for each NEO during fiscal year 2014. Other than the distributions described below, there were no withdrawals by, or distributions to, an NEO under the ECRIP in 2014.

Name	Executive Contributions in 2014 ($)(1)	Registrant Contributions in 2014 ($)(2)	Aggregate Earnings in 2014 ($)(3)	Aggregate Distributions in 2014 ($)	Aggregate Balance at December 31, 2014 ($)(3)(4)
E. Scott Santi	$285,757	$100,015	$114,682	—	$2,346,942
Michael M. Larsen	$104,000	$47,025	$5,253	—	$181,830
David C. Parry	$206,538	$56,391	$245,615	—	$4,611,452
Roland M. Martel	$207,761	$22,246	$188,325	—	$3,559,190
Christopher A. O’Herlihy	$568,348	$136,123	$52,396	—	$1,389,243

(1)	Includes deferrals of 2014 salary reflected in the Salary column of the Summary Compensation Table (Mr. Santi, $108,077; Mr. Larsen, $65,000; Mr. Parry, $70,278; Mr. Martel, $0; and Mr. O’Herlihy, $187,276). Also includes deferrals of 2013 executive incentive amounts paid in 2014 reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2013 (Mr. Santi, $177,680; Mr. Larsen, $39,000; Mr. Parry, $136,260; Mr. Martel, $127,121; and Mr. O’Herlihy, $284,304). The above also includes deferrals of 2011-2013 long-term incentive cash (LTI Cash) paid in 2014 reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2013 (Mr. Santi, $0; Mr. Larsen, $0; Mr. Parry, $0; Mr. Martel, $80,640; and Mr. O’Herlihy, $96,768).

(2)	These amounts are also included in the All Other Compensation column of the Summary Compensation Table for 2014.

(3)	Footnote 5 to the Summary Compensation Table sets forth above-market interest for 2014 included in aggregate earnings in this table. If Mr. Santi’s employment is terminated prior to him being “retirement eligible,” he will forfeit above-market interest of $15,581 for 2014 and $156,090 in the aggregate. Above-market interest was discontinued for amounts deferred after December 31, 2009.

(4)

In addition to the Company’s contributions shown in the table above, and excess interest as disclosed for 2014 in footnote 5 to the Summary Compensation Table, the following amounts of executive and Company contributions to the ECRIP and excess interest are reported as compensation in the Summary Compensation Table for 2013 and 2012:

Footnote 4 Table

Name	Year Ended December 31, 2013	Year Ended December 31, 2012
E. Scott Santi	$302,168	$190,528
Michael M. Larsen	$25,375	*
David C. Parry	$236,051	$241,578
Roland M. Martel	$250,608	$242,492
Christopher A. O’Herlihy	*	*

*	Mr. Larsen was not employed at ITW in 2012. Mr. O’Herlihy was not an NEO in 2012 or 2013.

Potential Payments upon Termination

Payments and benefits received by NEOs upon termination are governed by the arrangements described below and quantified at the end of this section. We have estimated the amounts involved assuming that the termination became effective as of December 31, 2014. The actual amounts to be paid out can only be determined at the time of the NEOs’ departure from the Company.

Annual Executive Incentive Plan

The Executive Incentive Plan (“EIP”) provides that if a participant is employed as of the last day of the fiscal year, he or she would receive any amounts earned under the Executive Incentive Plan for that fiscal year. In the event an NEO becomes permanently disabled or dies, the NEO would be eligible for a possible payout under the Executive Incentive Plan. If termination of employment other than for death, disability, retirement or change-in-control occurs prior to the last day of the fiscal year, a participant forfeits his or her award; however, the Compensation Committee has the discretion to award an amount prorated for the portion of the fiscal year that the participant was employed. Actual amounts earned based on performance by the NEOs in 2014 are discussed in more detail above in “Compensation Discussion and Analysis — Annual Cash Incentives.”

ITW Retirement Accumulation Plan and Nonqualified Pension Plan

NEOs who are terminated for any reason receive their benefits under the ITW Retirement Accumulation Plan and Nonqualified Pension Plan as described in the Pension Benefits table above.

Executive Contributory Retirement Income Plan

NEOs who are terminated for any reason receive contributions and accumulated earnings as outlined in the Nonqualified Deferred Compensation section above.

Long-Term Incentive Plan Awards

Stock Options, RSUs and PRSUs: In the event of a termination upon death or disability, all unvested options, RSUs and PRSUs held by the NEOs would immediately vest. In the event of a termination upon retirement (defined as age 62 with 10 years of service or age 65 with 5 years of service), unvested options, RSUs and PRSUs granted more than one year prior to retirement would immediately vest, and unvested options, RSUs and PRSUs granted within one year prior to retirement would become 25% vested. No NEO was eligible for retirement as of December 31, 2014. In the event of a change in control, unvested options and PRSUs granted before 2011 would immediately vest, and unvested options and PRSUs granted in 2011 or later that are not replaced would fully vest. Options, RSUs and PRSUs that are continued or replaced would only vest upon a termination of employment after a change in control. In the case of PRSUs, all such vesting events are subject to the achievement of performance goals. For all NEOs, in the event of a termination other than upon retirement, death, disability or a change in control, any unvested options, RSUs and PRSUs held on such date by the NEOs would be forfeited.

LTI Cash: In the event of a termination upon death or disability, the LTI Cash award would vest at 100% of the actual performance level achieved and be paid after the end of the performance period. In the event of a termination upon retirement (defined as termination after age 62 with 10 years of service or age 65 with 5 years of service), the LTI Cash award would vest pro-rata and be paid after the end of the performance period. In the event of a change in control, a LTI Cash award that is not replaced will vest pro rata at the greater of target or actual achievement level. In the event of an actual or constructive termination following a change in control, a LTI Cash award that has been replaced would vest pro-rata and be paid at the target level (or actual achievement level if greater).

In 2014, the definition of retirement for purposes of vesting of LTI incentives (including options, PRSUs, RSUs and LTI Cash) was changed to a combined age and service of 70, subject to a minimum age of 55 and a minimum service of 5 years. Additionally, beginning with grants made in 2014, unvested options will continue to vest according to the original vesting schedule instead of immediately vesting in the event of a recipient’s retirement.

Change-in-Control Severance Policy

Effective January 1, 2011, the Company adopted the 2011 Change-in-Control Severance Compensation Policy, which provides that, upon an actual or constructive termination following a change in control of the Company, the NEOs and other elected officers would be entitled to receive: (i) two times annual cash compensation (base salary plus average annual incentive pay over the prior three years); (ii) a prorated amount of that year’s annual incentive bonus at the target level (or actual achievement level if greater); and (iii) a prorated amount of the value of any LTI Cash awards at the target level (or actual achievement level if greater). We do not gross up any of the compensation paid in the event of termination due to a change-in-control.

Payments and Benefits Assuming Termination as of December 31, 2014

The payments and benefits for the NEOs under each termination scenario are outlined below.

Termination and Change-in-Control Payments and Benefits

Benefit or Payment	Retirement	Involuntary (w/o Cause)	Death/ Disability	Change in Control
Base Salary	No	1 week per year of service	No	See Change-in-Control Severance Policy
Benefits	No	Based on years of service	No	No
Executive Incentive Plan (1)(2)	Pro-rata vesting	Pro-rata payout	Pro-rata vesting	See Change-in-Control Severance Policy
Executive Contributory Retirement Income Plan (1)	Yes	Yes	Yes	Yes
Retirement Accumulation Plan and Nonqualified Pension Plan (1)	Yes	Yes	Yes	Yes
Vesting of Unvested PRSUs and RSUs Units (2)(3)	Pre-2013 grants – 100% vesting (4) Post 2012 grants – 25% vesting (4)	No	100% vesting (4)	100% vesting, subject to replacement or double trigger (5)
Vesting of Unvested Stock Options (3)	Pre-2013 grants – 100% vesting Post 2012 grants – 25% vesting	No	100% vesting	Pre-2011 grants — 100% vesting; Post 2010 grants — 100% vesting, subject to replacement or double-trigger (5)
Payment of Long-Term Cash (LTI Cash)(2)(3)	Pro-rata vesting (4)	No	100% vesting (4)	See Change-in-Control Severance Policy
Change-in-Control Severance Policy	No	No	No	2 years’ salary and annual incentive, pro rata payout of outstanding long-term and annual cash incentives subject to replacement or double trigger (5)(6)
(1)	Retirement for these awards is defined as termination after age 55 and 10 years of service.

(2)	All vesting for these awards is subject to achievement of performance goals, except for termination upon death or disability.

(3)	Retirement for awards granted through 2013 is defined as termination after age 62 with 10 years of service or age 65 with 5 years of service. For awards granted in 2014, retirement is defined as a combination of age and service of 70 with a minimum age of 55 and service of 5 years.

(4)	Vesting is limited to the extent that the performance level for the award is achieved. If the minimum performance level is not achieved, the award is forfeited.

(5)	Awards that are replaced after a change in control do not receive accelerated vesting. Double-trigger vesting occurs for awards that are continued or replaced if actual or constructive termination occurs within two years of a change in control of the Company.

(6)	Pro rata vesting is at the greater of target or actual achievement level.

The following table shows the value of payments and benefits that the NEOs would receive pursuant to the 2011 Long-Term Incentive Plan and the 2011 Change-In-Control Severance Compensation Policy upon death, disability or a change in control, assuming that termination occurred as of the last business day of fiscal 2014. It also shows the Company’s severance benefits that would be payable to the NEOs and that are available to employees generally. For purposes of this table, LTI Cash payment is assumed at target level. The value of unvested stock options, RSUs and PRSUs, if accelerated upon a change in control or termination, is determined using the excess, if any, of $94.70 (the closing price of ITW common stock on December 31, 2014) over the option exercise price. Retirement is not shown in the table, because no NEO had reached retirement age under the Long-Term Incentive Plan as of December 31, 2014. Voluntary termination without good reason is not shown in the table because such a termination would not trigger the payment of severance benefits or annual long-term incentives.

Named Executive Officer	Benefit	Involuntary Termination (w/o Cause)	Death or Disability	Termination Upon a CIC
E. Scott Santi	Severance (Base)	$486,538	$—	$4,498,593
	Benefits	$6,670	$—	$—
	Current year EIP	$2,994,420	$2,994,420	$2,994,420
	Stock Options (Value of accelerated options)	$—	$13,921,682	$13,921,682
	Restricted Stock Units (Value of unvested PRSUs)	$—	$7,716,345	$7,716,345
	LTI — Cash (CGP) (Value of accelerated cash)	$—	$5,300,000	$2,849,000
	Total	$3,487,628	$29,932,447	$31,980,040

Michael M. Larsen	Severance (Base)	$25,000	$—	$3,435,016
	Benefits	$1,405	$—	$—
	Current year EIP	$1,067,508	$1,067,508	$1,067,508
	Stock Options (Value of accelerated options)	$—	$1,914,111	$1,914,111
	Restricted Stock Units (Value of unvested RSUs)	$—	$2,265,129	$2,265,129
	LTI — Cash (CGP) (Value of accelerated cash)	$—	$833,333	$277,500
	Total	$1,093,913	$6,080,081	$8,959,264

David C. Parry	Severance (Base)	$289,083	$—	$3,029,444
	Benefits	$5,926	$—	$—
	Current year EIP	$1,175,614	$1,175,614	$1,175,614
	Stock Options (Value of accelerated options)	$—	$6,373,541	$6,373,541
	Restricted Stock Units (Value of unvested PRSUs)	$—	$3,977,116	$3,977,116
	LTI — Cash (CGP) (Value of accelerated cash)	$—	$2,500,000	$1,499,600
	Total	$1,470,623	$14,026,271	$16,055,315

Roland M. Martel	Severance (Base)	$209,160	$—	$2,250,122
	Benefits	$5,926	$—	$—
	Current year EIP	$734,038	$734,038	$734,038
	Stock Options (Value of accelerated options)	$—	$2,969,999	$2,969,999
	Restricted Stock Units (Value of unvested PRSUs)	$—	$1,777,993	$1,777,993
	LTI — Cash (CGP) (Value of accelerated cash)	$—	$1,106,667	$667,600
	Total	$949,124	$6,588,697	$8,399,752

Christopher A. O’Herlihy	Severance (Base)	$240,900	$—	$1,923,086
	Benefits	$9,833	$—	$—
	Current year EIP	$665,732	$665,732	$665,732
	Stock Options (Value of accelerated options)	$—	$2,561,990	$2,561,990
	Restricted Stock Units (Value of unvested PRSUs)	$—	$1,601,093	$1,601,093
	LTI — Cash (CGP) (Value of accelerated cash)	$—	$1,016,667	$594,270
	Total	$916,465	$5,845,482	$7,346,171

Stock options, RSUs, PRSUs and LTI Cash awards, whether vested or unvested, are subject to forfeiture if the holder competes with, or divulges confidential information about, the Company, or if the Compensation Committee determines that the holder engaged in gross misconduct or conduct that is against the business interests of the Company. Awards granted after January 1, 2011 are also subject to forfeiture, in whole or in part, in order to comply with applicable law, regulation, stock exchange or accounting rule, or in order to comply with our clawback policy.

Equity Compensation Plan Information

The following table provides information as of December 31, 2014 about the Long-Term Incentive Plan (formerly known as the 2006 Stock Incentive Plan).

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted- average exercise price of outstanding options	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	8,194,087	(1)	$56.25	26,152,526

(1)	Includes directors’ deferred shares, and shares subject to RSUs and PRSUs.
(2)	As of March 10, 2015, the Company had [ ] shares available for grant under the 2011 Long-Term Incentive Plan. Between March 10, 2015 and our Annual Meeting on May 8, 2015, we intend to grant no more than [ ] shares under the 2011 Long-Term Incentive Plan. As of March 10, 2015, we also had a total of [ ] stock options outstanding with a weighted-average exercise price of $[ ] and a weighted average remaining term of [ ] years, and [ ] restricted stock rights, [ ] restricted stock units and [ ] performance shares at target (for a total of [ ] shares pursuant to Full Value Awards) were outstanding.

Compensation Committee Report

The Compensation Committee of the Board of Directors hereby furnishes the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2014.

This report is submitted on behalf of the members of the Compensation Committee:

James A. Skinner, Chairman

Susan Crown

James W. Griffith

Richard H. Lenny

Robert S. Morrison

Anré D. Williams

Certain Relationships and Related Party Transactions

We review related-party transactions in accordance with our Statement of Principles of Conduct, by-laws and Corporate Governance Guidelines rather than a separate written policy. A related-party transaction is a transaction involving the Company and any of the following persons: a director, director nominee or executive officer of the Company; a holder of more than 5% of ITW common stock; or an immediate family member or person sharing the household of any of these persons.

Our Statement of Principles of Conduct states that our directors, officers and employees must avoid engaging in any activity, such as related-party transactions, that might create a conflict of interest or a perception of a conflict of interest. These individuals are required to raise for consideration any proposed or actual transaction that they believe may create a conflict of interest. Our by-laws provide that no related-party transaction is void or voidable solely because a director has an interest if (1) the material facts are disclosed to or known by the Board of Directors and the transaction is approved by the disinterested directors or an appropriate Board committee comprised of disinterested directors, (2) the material facts are disclosed to or known by the stockholders and the transaction is approved by the stockholders, or (3) the transaction is fair to the Company as of the time it is approved. Our Corporate Governance Guidelines provide that the Board will apply established Categorical Standards for Director Independence in making its independence determinations. Under the standards, certain relationships between the Company and a director would preclude a director from being considered independent.

On an annual basis, each director and executive officer completes a Directors’ and Officers’ Questionnaire, which requires disclosure of any transactions with the Company in which he or she, or any member of his or her immediate family, has a direct or indirect material interest. The Corporate Governance and Nominating Committee reviews these questionnaires and discusses any related-party transaction disclosed therein.

In addition, under its charter, the Audit Committee is responsible for reviewing, approving, ratifying or disapproving all proposed related-party transactions that, if entered into, would be required to be disclosed under the rules and regulations of the SEC. In reviewing related-party transactions, the Audit Committee considers the factors set forth in our Statement of Principles of Conduct, by-laws and Corporate Governance Guidelines, as well as other factors, including the Company’s rationale for entering into the transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to the Company as would be the case were the transaction entered into with a third party, and the potential for an actual or apparent conflict of interest. No member of the Audit Committee having an interest in a related-party transaction may participate in any decision regarding that transaction.

The son of David C. Parry, ITW’s Vice Chairman, is employed by the Company and earned fiscal year 2014 compensation in excess of $120,000. His compensation was comparable to other employees in a similar job position.

We maintain a commercial banking relationship with The Northern Trust Company and its wholly owned subsidiaries. The Northern Trust Company is a wholly owned subsidiary of Northern Trust Corporation and beneficially owns approximately 11% of our common stock. Ms. Susan Crown and Mr. David B. Smith, Jr., directors of the Company, are also directors of Northern

Trust Corporation and The Northern Trust Company. In 2014, The Northern Trust Company provided the following services to the Company: credit services, treasury and investment management services, trade services, credit enhancement or payment guaranty, acting as agent or fiduciary, consulting services, risk management services, securities lending services and broker dealer services. In addition, The Northern Trust Company serves as the trustee under the Company’s principal pension plans. The banking and trustee relationships with The Northern Trust Company are conducted in the ordinary course of business on an arms-length basis. Banking, investment management, trustee and other administrative fees paid to The Northern Trust Company or affiliates by the Company were approximately $3 million in 2014.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of six independent directors, as defined in the listing standards of the New York Stock Exchange, and the Board of Directors has determined that all Audit Committee members are “financially literate.” In addition, the Board of Directors has determined that Mr. Brutto meets the Securities and Exchange Commission criteria of “audit committee financial expert.” The Audit Committee operates under a written charter adopted by the Board of Directors, which was most recently reviewed by the Audit Committee in February 2015.

The Audit Committee is responsible for providing oversight to the Company’s financial reporting process through periodic meetings with ITW’s independent registered public accountants, internal auditors and management in order to review accounting, auditing, internal control and financial reporting matters. The Audit Committee is also responsible for assisting the Board in overseeing: (a) the integrity of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the independent registered public accounting firm’s qualifications, independence and performance; (d) the Company’s overall risk policies and practices; and (e) the performance of the Company’s internal audit function. Company management is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on Company senior management, including senior financial management, and ITW’s independent registered public accounting firm.

The following is the report of the Audit Committee.

We have reviewed and discussed with senior management the audited financial statements of the Company. Management has confirmed to the Audit Committee that the financial statements have been prepared in conformity with generally accepted accounting principles.

We have reviewed and discussed with senior management their assertion and opinion regarding the Company’s internal controls. Management has confirmed to the Audit Committee that internal controls over financial reporting have been appropriately designed, and are operating effectively to prevent or detect any material financial statement misstatements. We have also reviewed and discussed with Deloitte & Touche LLP, ITW’s independent registered public accounting firm, its audit and opinion regarding the Company’s internal controls.

We have reviewed and discussed with Deloitte & Touche LLP the matters required to be discussed by PCAOB Auditing Standard No. 16 (Communications with Audit Committees) under which Deloitte & Touche LLP must provide us with additional information regarding the scope and results of its audit of the Company’s financial statements. This information includes: (1) Deloitte & Touche LLP’s responsibility under generally accepted auditing standards; (2) significant accounting policies; (3) management judgments and estimates; (4) any significant audit adjustments; (5) any disagreements with management; and (6) any difficulties encountered in performing the audit.

We have received from Deloitte & Touche LLP a letter providing the disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence with respect to any relationships between Deloitte & Touche LLP and the Company that in its professional judgment may reasonably be thought to bear on independence. Deloitte & Touche LLP has discussed its independence with us, and has confirmed in the letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

The Audit Committee also discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions described above, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Pamela B. Strobel, Chair

Daniel J. Brutto

Richard H. Lenny

David B. Smith, Jr.

Kevin M. Warren

Anré D. Williams

Proposal 2 — Ratification of the Appointment of

Independent Registered Public Accounting Firm

The Audit Committee has engaged Deloitte & Touche LLP (“Deloitte”) to serve as ITW’s independent registered public accounting firm for the fiscal year ending December 31, 2015. Deloitte & Touche LLP has been employed to perform this function for the Company since 2002.

Audit Fees

Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) will bill us approximately $11,334,000 for professional services in connection with the 2014 audit, as compared with $13,175,000 for the 2013 audit of the annual financial statements and internal controls. These fees relate to: (i) the audit of the annual financial statements included in our Annual Report on Form 10-K; (ii) the review of the quarterly financial statements included in our Quarterly Reports on Form 10-Q; (iii) the internal controls audit; and (iv) statutory audits.

Audit-Related Fees

During 2014 and 2013, the Deloitte Entities billed us approximately $584,000 and $6,147,000, respectively, for audit-related services. These fees relate to work performed with respect to divestiture audits and other technical accounting assistance.

Tax Fees

These fees include work performed by the Deloitte Entities for 2014 and 2013 with respect to tax compliance services such as assistance in preparing various types of tax returns globally ($2,815,000 and $2,814,000, respectively) and tax planning services, often related to our divestitures and restructurings ($1,115,000 and $3,387,000, respectively).

All Other Fees

There were no fees for other services rendered by the Deloitte Entities for 2014 and 2013.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted policies and procedures for pre-approval of all audit and non-audit related work to be performed by ITW’s independent registered public accounting firm. As a part of those procedures, the Audit Committee performs a qualitative analysis of all non-audit work to be performed by our independent registered public accounting firm. Each year, the Audit Committee receives a detailed list of the types of audit-related and non-audit related services to be performed, along with estimated fee amounts. The Audit Committee then reviews and pre-approves audit work and certain categories of tax and other non-audit services that may be performed. In conducting its analysis, the Audit Committee carefully contemplates the nature of the services to be provided and considers whether such services: (i) are prohibited under applicable rules; (ii) would result in our accountants auditing their own work; (iii) would result in our accountants performing management functions; (iv) would place our accountants in a position of acting as an advocate for the Company; or (v) would present a real risk of a conflict of interest or otherwise impair our accountants’ independence. The Audit Committee also annually pre-approves the budget for annual

GAAP, statutory and benefit plan audits. Company management provides quarterly updates to the Audit Committee regarding year-to-date expenditures versus budget for audit and non-audit services. The Audit Committee also considers whether specific projects or expenditures could potentially affect the independence of ITW’s independent registered public accounting firm.

The Audit Committee annually reviews Deloitte’s independence and performance in determining whether to retain Deloitte or engage another firm as our independent registered public accounting firm. In the course of these reviews, the Audit Committee considers, among other things:

•	Deloitte’s historical and recent performance on the ITW audit;

•	External data relating to audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) reports on Deloitte and its peer firms;

•	Deloitte’s independence;

•	The appropriateness of Deloitte’s fees, on both an absolute basis and as compared to its peer firms;

•	Deloitte’s tenure as our independent auditor and its familiarity with our global operations and businesses, accounting policies and practices and internal control over financial reporting; and

•	Deloitte’s capability and expertise in handling the breadth and complexity of our global operations.

Based on this evaluation, the Audit Committee believes that Deloitte is independent and that it is in the best interests of the Company and our stockholders to retain Deloitte to serve as our independent registered public accounting firm for 2015.

Although we are not required to do so, we believe that it is appropriate for us to request stockholder ratification of the appointment of Deloitte as our independent registered public accounting firm. If stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for the stockholders’ rejection and reconsider the appointment. Representatives of Deloitte will be present at our Annual Meeting and will have the opportunity to make a statement and respond to questions.

The Board of Directors recommends a vote “FOR” ratification of the appointment of

Deloitte & Touche LLP.

Proposal 3 — Advisory Vote on Executive Compensation

In accordance with the recommendation by the Board and the preference expressed by our stockholders at the 2011 Annual Meeting, the Company has an advisory vote on executive compensation annually. The Company is seeking your advisory vote on our executive compensation, as disclosed in the “Compensation Discussion and Analysis” section, the compensation tables and any related material disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules. The Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation, but because your vote is advisory, it will not be binding on the Compensation Committee, the Board or the Company.

We believe that our executive compensation program is competitive and strongly aligned with the long-term interests of our stockholders. Our executive compensation programs support our decentralized company structure and have played a material role in our ability to drive strong financial results, as well as motivate, attract and retain a highly experienced, successful management team. These programs have been designed to promote a performance-based culture. At least 80% of 2014 compensation for each of our NEOs was performance based, with the majority of performance-based compensation being in the form of long-term incentives.

In 2014, the Company completed year two of its five-year Enterprise Strategy. ITW’s highly differentiated business model and the effective execution of the Company’s enterprise strategy drove significant increases in the Company’s operational performance and profitability in 2014 versus 2013. We believe that each element of our compensation structure plays an important role in motivating our employees to achieve profitable growth with strong returns on capital. See “Compensation Discussion and Analysis” for a discussion of the financial performance metrics of the Company’s incentive compensation awards and the Company’s recent performance under the various metrics.

The Compensation Committee of our Board of Directors has overseen the development of our executive compensation programs, which is more fully described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement. We encourage you to closely review this information before voting on the compensation we paid to our NEOs in 2014. We believe that our executive compensation programs are structured to support our company and our business objectives, as well as our culture and values.

We ask our stockholders to approve, on an advisory basis, the compensation of our NEOs by voting “FOR” the following resolution:

Resolved, that the compensation of the named executive officers of Illinois Tool Works Inc. (the “Company”) as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission under “Compensation Discussion and Analysis,” in the Summary Compensation Table, the related compensation tables and the related narrative disclosures in the Company’s proxy statement for its 2015 Annual Meeting, is hereby approved.

The Board of Directors recommends a vote “FOR” the approval of the compensation of the Company’s named executive officers.

Proposal 4 — Approval of Illinois Tool Works Inc.

2015 Long-Term Incentive Plan

On February 13, 2015, the Board of Directors adopted the Illinois Tool Works Inc. 2015 Long-Term Incentive Plan (the “2015 Plan”), subject to the approval by the Company’s stockholders. The 2015 Plan is a stock-based compensation plan that provides for grants of stock options, stock appreciation rights, shares, restricted stock, restricted stock units, deferred stock units, performance shares, performance share units, performance units, cash-based awards, and other stock-based awards to employees and directors of the Company. The 2015 Plan is intended to promote in employees and directors a sense of proprietorship in the development and financial success of the Company through ownership of our common stock. The Company’s existing Illinois Tool Works Inc. 2011 Long-Term Incentive Plan (the “2011 Plan”) was established as an amendment and restatement of the Illinois Tool Works Inc. 2006 Stock Incentive Plan (the “2006 Plan”), and the 2006 Plan was established as an amendment and restatement of the Illinois Tool Works Inc. 1996 Stock Incentive Plan (the “1996 Plan”).

On February 13, 2015, 627,054 options, 169,948 RSUs and 84,209 PRSUs were granted to participants under the 2011 Plan in connection with the Company’s normal annual compensation cycle. The Company also expects to issue approximately 20,000 shares to non-employee directors under the 2011 Plan in connection with the directors’ annual stock grant on May 8, 2015. In addition, directors may elect to receive all or a portion of their fees in an equivalent value of the Company’s common stock, and the Company expects to issue approximately 5,000 shares on May 8, 2015 to directors making such an election with respect to their second quarter fee payment.

Other than the director stock grants, the Company will not issue any further awards under the 2011 Plan if our stockholders approve the 2015 Plan. Likewise, no awards shall be made under the 2015 Plan unless and until it is approved by our stockholders. It is not possible at this time to determine all of the specific awards that will be made in 2015 and future years under the 2015 Plan.

The Board of Directors believes that the approval of the 2015 Plan is in the best interests of ITW and its stockholders, and therefore recommends that you approve the 2015 Plan. The following summary of the 2015 Plan describes the material features of the 2015 Plan; however, you should not rely solely on it for a detailed description of every aspect of the 2015 Plan. Stockholders are encouraged to review the 2015 Plan, the complete text of which is attached as Appendix B to this proxy statement. The Company will also provide copies of the 2015 Plan upon request.

Description of the 2015 Plan

General

The Compensation Committee administers the 2015 Plan, determines the employees and directors who will participate in the 2015 Plan and receive awards, and determines the timing and amount of awards and the specific provisions of award agreements, which may include, for example, provisions for the forfeiture of an award if the participant competes with ITW or engages in other conduct that adversely affects ITW, and provisions allowing for acceleration of exercise or removal of restrictions in the event of death, disability, retirement or other specified event. To the extent permitted by law, the Compensation Committee may authorize one or more of ITW’s officers to designate the non-executive employees who will receive awards or to determine the size of any such awards. The number of employees and directors who will participate in the 2015 Plan, and the amounts of any awards granted to them, cannot now be determined. With respect to the 2011 Plan, on February 13, 2015, approximately 400 employees were eligible to participate in the 2011 Plan and all directors were eligible to participate in the Illinois Tool Works Inc. Amended and Restated Directors’ Deferred Fee Plan (the “Directors’ Deferred Fee Plan”).

Number of Shares of Common Stock

A maximum of 10,000,000 shares of ITW common stock may be issued under the 2015 Plan. Shares issuable under the 2015 Plan consist of authorized but unissued shares or treasury shares, or previously issued shares that ITW reacquires, including shares that ITW purchases on the open market. If any outstanding awards granted under the 2015 Plan terminate or lapse, the shares reserved for those awards will be available for subsequent awards. In the event of any change in the outstanding shares of ITW common stock by reason of a stock dividend or split, or a consolidation, reorganization, recapitalization, merger or similar corporate event or change in capital structure, the number and kind of shares reserved for issuance under the 2015 Plan, the number and kind of shares of common stock subject to each outstanding award, and the fair market value applicable to each award, will be appropriately adjusted by the Compensation Committee. Any shares of ITW common stock (i) surrendered in payment of the exercise price of a stock option or the purchase price of restricted stock, restricted stock units or other stock-based awards, (ii) surrendered in satisfaction of any tax liabilities resulting from an award, or (iii) associated with SARs or other stock-based awards that are settled in cash rather than shares will again be made available for issuance under the 2015 Plan.

The maximum number of shares of our common stock that may be granted under an award of options or stock appreciation rights in any one plan year to any one participant is 3,000,000 shares. The maximum number of shares of our common stock that may be granted under an award of shares, restricted stock, restricted stock units, performance shares, performance share units and other stock-based awards in any one plan year to any one participant is 1,500,000 shares, other than awards granted to non-employee directors of ITW which are not subject to this limit. For performance units and cash-based awards, the maximum aggregate award (measured by the maximum award opportunity) that a participant may be granted in any one plan year is $15 million.

No award granted under the 2015 Plan may be transferred, except by will, the laws of descent and distribution, pursuant to a beneficiary designation that meets the requirements of the 2015 Plan, pursuant to a qualified domestic relations order, or as may be permitted by the Compensation Committee (other than with respect to an incentive stock option, a stock appreciation right, performance awards, restricted stock units, restricted stock or cash-based awards).

Except for a maximum 500,000 shares, no award may vest sooner than twelve months from the date of grant, but this twelve-month period shall not apply to any award granted solely in exchange for foregone cash compensation or to awards issued to replace outstanding awards in connection with a merger or acquisition. Notwithstanding the foregoing, the Compensation Committee may permit the acceleration of vesting of awards in the event of a participant’s death, disability, retirement, or a change in control.

The closing price of ITW common stock as of March 10, 2015, was $            .

Stock Options

Options, including incentive stock options satisfying Internal Revenue Code (the “Code”) requirements and options that do not satisfy the Code requirements for incentive stock options, may be granted under the 2015 Plan under terms and conditions established by the Compensation Committee, including, but not limited to, provisions for (i) the vesting of the options, (ii) the number of shares granted pursuant to options, (iii) the exercise price for each share underlying options (which must be at least equal to the fair market value of ITW common stock on the grant date), and (iv) the options’ expiration date (which must be not more than 10 years from the grant date). Unless the Compensation Committee determines otherwise, “fair market value” means the reported closing price of a share of ITW common stock on the date of grant or exercise or vesting of an award, as applicable. The exercise price of an option may be paid in cash or its equivalent, by tendering previously-acquired shares of ITW common stock (if the shares have been held for at least six months or such other period as the Compensation Committee may permit), by a cashless broker-assisted exercise, by any other method approved by the Compensation Committee, or through a combination of the foregoing. Except in connection with a corporate transaction or a change in the capitalization of ITW, the 2015 Plan prohibits (i) a reduction in the exercise price of outstanding stock options, and (ii) the grant of a new award, or any cash payment, in substitution for or upon the cancellation of outstanding stock options.

Stock Appreciation Rights

Stock appreciation rights may be granted under terms and conditions determined by the Compensation Committee including, but not limited to, provisions for (i) the vesting of the stock appreciation rights, (ii) the number of shares granted under the stock appreciation rights award, and (iii) the grant price for each share subject to the stock appreciation rights award (which must be at least equal to the fair market value of ITW common stock on the grant date of the award). Stock appreciation rights may be granted in connection with a stock option or may be granted independently of a stock option. Stock appreciation rights will be exercised automatically on the last trading day prior to the expiration date of the stock appreciation rights or, in the case of stock appreciation rights granted in connection with a stock option, any related stock option, provided the fair market value of a share of ITW common stock on the exercise date exceeds the exercise price of the stock appreciation right or the exercise price of the stock option, as applicable. The holder of a stock appreciation right receives upon exercise an amount of cash or shares of ITW common stock not exceeding the excess of the fair market value on the exercise date over the grant price, multiplied by the number of shares with respect to which the stock appreciation rights award is exercised. Except in connection with a corporate transaction or a change in the capitalization of ITW, the 2015 Plan prohibits (i) a reduction in the exercise price of outstanding stock appreciation rights, and (ii) the grant of a new award, or any cash payment, in substitution for or upon the cancellation of outstanding stock appreciation rights.

Share Awards and Restricted Stock Awards

Awards of ITW common stock to employees and directors may be made on terms and conditions fixed by the Compensation Committee, including restrictions as to vesting or transferability of the award. If the Compensation Committee intends a restricted stock award to qualify as performance-based compensation under Code Section 162(m), the restricted stock award will vest on the attainment of performance goals as described under “Performance Units” below. Eligible employees who are ITW officers may elect to convert up to 50% of their bonuses into shares of ITW common stock to be issued to them under the 2015 Plan. The number of shares to be issued to the employee who so elects is determined by dividing the dollar amount of the bonus subject to the election by the fair market value of ITW common stock on the date the bonus otherwise would have been paid in cash to the employee. Unless the Compensation Committee determines otherwise, any dividends or distributions paid on shares subject to an unvested restricted stock award will be subject to the same restrictions as the shares to which the dividends or distributions relate.

Restricted Stock Units

Restricted stock units may be granted under terms and conditions determined by the Compensation Committee including, but not limited to, provisions for (i) the vesting of the units, including the lapse of restrictions in the event of death, disability, retirement or other specified event, (ii) the number of restricted stock units granted under the award, (iii) the purchase price for each share subject to the restricted stock unit award, and (iv) the payment of vested units in the form of an equivalent number of shares of ITW common stock or cash. If the Compensation Committee intends that a grant of restricted stock units qualify as performance-based compensation under Code Section 162(m), those units will vest upon the attainment of performance goals as described in “Performance Units” below.

Performance Shares, Performance Share Units and Performance Units

The Compensation Committee may award performance shares, performance share units and performance units that are earned to the extent performance goals are attained. The Compensation Committee will establish in writing the target cash value or the number of shares of ITW common stock for each such award, the duration of the performance period and the specific performance goals. If the Compensation Committee intends for performance shares, performance share units or performance units to qualify as performance-based compensation under Code Section 162(m), the participant’s performance goals will be established by the Compensation Committee prior to or within ninety (90) days following the commencement of the applicable performance period. A performance share award represents shares of ITW common stock granted to a participant which are subject to forfeiture unless the applicable performance goals are attained. A performance share unit award is a unit representing a share of ITW common stock granted to the participant which is subject to forfeiture unless the applicable performance goals are attained. A performance unit award is a cash-denominated award payable in cash or shares, but which is subject to forfeiture unless the specified performance goals are attained. Unless the Compensation Committee determines otherwise, any dividends or distributions paid on shares subject to the unvested portion of a performance share or a performance share unit award will be subject to the same restrictions as the shares to which the dividends or distributions relate.

The performance goals are based on objective criteria, which may be any of the following: net earnings or net income (before or after taxes); earnings per share; revenue growth (including but not limited to revenue and organic revenue); net operating profit; return measures (including, but not limited to, return on assets, capital, investment, invested capital, equity, sales, or revenue); cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); earnings before or after taxes, interest, depreciation, and/or amortization; retained earnings; gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total shareholder return); aggregate product price and other product price measures; expense targets; margins; operating efficiency; operating expense ratios; cost management; improved asset management; manufacturing efficiencies; system review and improvement; service reliability; increased inventory turns; market share; acquisition activity; product development and liability; research and development integration; management succession planning; results of customer satisfaction surveys; diversity; proprietary protections; legal effectiveness; handling SEC or environmental issues; safety record; working capital targets and change in working capital; or economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital). Any performance measures may be based on GAAP or non-GAAP calculations and used to measure the performance of the Company, any Subsidiary, and/or any Affiliate as a whole or any business unit or division of the Company, any Subsidiary, and/or any Affiliate or any combination thereof, as the Compensation Committee may deem appropriate, in absolute terms, or relative to the performance of one or more comparable companies or a published or special index covering multiple companies that the Compensation Committee deems appropriate, or based on changes in the performance measures over a specified period of time, which may be measured based on an arithmetic change over a specified period or a percentage change over a specified period. Following the performance period, the Compensation Committee will determine the extent to which the performance goals have been met and compute the payment to be received by each participant.

Non-employee Director Awards, Deferred Stock Units

From time to time, our Board of Directors may grant awards under the 2015 Plan to non-employee directors of ITW, other than awards of incentive stock options. Our Board of Directors will determine the type of equity awards to be granted to our non-employee directors and the number of shares subject to each award, and may take into account the number of committees of our Board of Directors on which the non-employee director serves, the non-employee director’s service as the chair of any committee of our Board of Directors, or the service of a non-employee director as chairman of our Board of Directors. Non-employee directors may be permitted to receive all or a portion of their annual Board retainer fees, committee chair fees, or other director fees in awards granted under the 2015 Plan. Any award granted to a director under the 2015 Plan may be deferred pursuant to the Directors’ Deferred Fee Plan or any successor plan. Deferred stock units may be granted to any of our directors in connection with the director’s election to defer the receipt of any award granted to the director under the 2015 Plan.

Change in Control

In the event of a “change in control,” the Compensation Committee as constituted immediately prior to the change in control shall take all actions it deems necessary to preserve the intended benefits of outstanding awards for participants, including the accelerated vesting of awards. Unless the Compensation Committee takes action to preserve the intended benefits of outstanding awards for participants, then upon a change in control, (i) all stock options and stock appreciation rights shall become fully vested and exercisable, (ii) the vesting or restriction period on all restricted stock, restricted stock units, and other stock-based awards shall immediately lapse prior to the change in control, (iii) shares underlying awards of restricted stock units and other stock based awards shall be issued to each participant holding the award immediately prior to the change in control, or (iv) at the Compensation Committee’s discretion, each such stock option, stock appreciation right, restricted stock unit, and/or other stock-based award shall be cancelled in exchange for an amount equal to the product of (A)(i) in the case of options and stock appreciation rights, the excess, if any, of the change in control price over the exercise or grant price for such award, and (ii) in the case of other such awards, the change in control price, multiplied by (B) the total number of shares covered by such award, less any amount per award to be paid by the participant or by which the amount ultimately to be paid to the participant is reduced.

Unless the Compensation Committee otherwise determines at the time of grant of performance shares, performance share units or performance units, in the event of a change in control: (A) any performance period in progress at the time of the change in control shall end effective upon the occurrence of the change in control, (B) all such awards shall fully vest and the performance measure for such awards shall be deemed achieved at the greater of the applicable target level or the actual level of achievement as determined by the Compensation Committee not later than the date on which the change in control occurs, taking into account performance through the latest date preceding the change in control as to which performance can be determined, and (C) payment of any such performance award shall be made pro rata, based on the number of days during the applicable performance period.

The cancellation, termination, acceleration of exercisability or vesting, and the lapse of restrictions on an outstanding award as described above shall not occur if the Compensation Committee as constituted immediately prior to the consummation of a change in control determines, prior to the change in control, that the outstanding awards shall be honored or assumed, or new awards substituted for the outstanding awards (“Alternate Awards”), by the participant’s employer or the parent or a subsidiary of such employer immediately following the change in control. Any Alternate Awards must (i) be based on shares of common stock traded on an established U.S. securities market, (ii) provide the participant with rights substantially equivalent to or better than the rights applicable to the award being honored, assumed or substituted, (iii) have a substantially equivalent economic value to the award being honored, assumed or substituted, and (iv) provide for the waiver or lapse of conditions or restrictions on the Alternate Award if the participant is involuntarily terminated from employment (other than the participant’s termination from employment for cause or due to death or disability) within two years following the change in control.

A “change in control” generally means: (i) the acquisition by any person or group of 30% or more of the combined voting power of the outstanding voting securities of ITW; (ii) the individuals who constitute the Board of Directors as of the close of the most recent annual meeting of our stockholders cease to constitute at least a majority of the Board under circumstances not approved by the then current Board of Directors; (iii) the consummation of a reorganization, merger, or consolidation to which ITW is a party, or a sale or other disposition of all or substantially all of the assets of ITW, unless after the event, (a) the ITW stockholders immediately prior to the effective date of the event hold more than 50% of the outstanding common stock of the surviving entity, (b) no person or group beneficially owns 20% or more of the combined voting power of the then outstanding voting securities of the surviving entity (except to the extent that such ownership existed prior to the event), and (c) at least a majority of the members of the board of directors of the successor entity were members of the incumbent Board of Directors of ITW; (iv) the consummation of a sale of ITW’s assets having a gross fair market value of at least 40% of the total gross fair market value of all of ITW’s assets; or (v) the consummation of a complete liquidation and/or dissolution of ITW.

Amendment or Termination

The Compensation Committee may at any time amend or terminate the 2015 Plan as it deems advisable and in ITW’s best interests; provided, that (i) no amendment or termination may adversely affect the rights of any employee or director under any outstanding award in any material way without his or her consent, unless such amendment or termination is required by applicable law or stock exchange rule, (ii) no amendment may be made without stockholder approval if stockholder approval is required by law or stock exchange rule, and (iii) no amendment to the 2015 Plan or any outstanding stock option shall be effective if it results, or may result, in the re-pricing of a stock option or a stock appreciation right. No awards shall be granted under the 2015 Plan on or after May 8, 2025.

Federal Income Tax Consequences of Stock Options

Under current federal tax law, there are no federal income tax consequences associated with the grant or the exercise of an incentive stock option, so long as the holder of the option was our employee at all times during the period beginning on the grant date and ending on the date three months before the exercise date. The “spread” between the exercise price and the fair market value of ITW’s common stock on the exercise date, however, is an adjustment for purposes of the alternative minimum tax. The holder of an incentive stock option defers income tax on the stock’s appreciation until he or she sells the shares. Upon a sale of the shares, the holder realizes a long-term capital gain (or loss) if he or she sells the shares at least two years after the grant date of the incentive stock option and has held the shares for at least one year. The capital gain (or loss) equals the difference between the sales price and the exercise price of the shares. If the holder disposes of the shares before the expiration of these periods, then he or she recognizes ordinary income at the time of the sale (or other disqualifying disposition) equal to the lesser of (i) the gain he or she realized on the sale, and (ii) the difference between the exercise price and the fair market value of the shares on the exercise date. This ordinary income is treated as compensation for tax purposes. The holder will treat any additional gain as short-term or long-term capital gain, depending on whether he or she has held the shares for at least one year from the exercise date. If the holder does not satisfy the employment requirement described above, then he or she recognizes ordinary income (treated as compensation) at the time he or she exercises the incentive stock option under the tax rules applicable to the exercise of a nonqualified stock option. ITW is entitled to an income tax deduction to the extent that an option holder realizes ordinary income.

In general, in the case of a nonqualified stock option, the participant has no taxable income at the time of grant but realizes income in connection with exercise of the nonqualified stock option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price, assuming the exercise price is not less than the fair market value of the shares at the grant date. Income and payroll tax withholding will be due at that time. A corresponding deduction is available to ITW. Any gain or loss recognized upon a subsequent sale or exchange of the shares is treated as capital gain or loss for which ITW is not entitled to a deduction.

The Board of Directors unanimously recommends a vote “FOR” the approval of the 2015 Illinois Tool Works Inc. Long-Term Incentive Plan.

Proposal 5 — Approval of an Amendment to the Company’s Amended and Restated Certificate of Incorporation to Permit Stockholders to Call Special Meetings

The Board of Directors is proposing, for approval by our stockholders, an amendment (the “Amendment”) to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to permit holders of at least 20% of the Company’s outstanding shares of common stock to call a special meeting of stockholders, subject to certain limitations and procedures described below.

Our Current Special Meeting Provision

The Company’s Certificate of Incorporation currently does not permit stockholders to call special meetings, and the Company’s Amended and Restated By-Laws (the “By-Laws”) only allow special meetings of stockholders to be called by the Chairman of the Board of Directors, the Chief Executive Officer, the President or by a majority of the Board of Directors.

The Proposed Amendment

The Corporate Governance and Nominating Committee, as well as the Board of Directors, have carefully considered the implications of amending our Certificate of Incorporation to permit stockholders to call special meetings of stockholders and have determined that the Amendment is advisable and in the best interest of the Company and its stockholders.

The Board of Directors has unanimously adopted resolutions approving and declaring the advisability of adopting the Amendment, subject to stockholder approval, and recommends that stockholders approve the Amendment by voting in favor of this proposal. Approval of this proposal requires the affirmative vote of a majority of the shares outstanding and entitled to vote. An abstention or failure to vote on this proposal will have the same effect as a vote against this proposal. Therefore, it is important that you vote your shares in person or by proxy.

The Amendment, if adopted, would amend and restate in its entirety Article TENTH of our Certificate of Incorporation to permit stockholders that own of record at least 20% of the outstanding shares of common stock of the Company the right, subject to certain limitations and procedures set forth in the By-Laws, to require the Secretary of the Company to call a special meeting of the stockholders.

While the Board of Directors recognizes that providing for a stockholder right to call special meetings is consistent with corporate governance best practices, the Board also believes that special meetings of stockholders should be extraordinary events that are held only when fiduciary obligations or strategic concerns require that the matters to be addressed not be delayed until the next annual meeting. Moreover, because special meetings are expensive and time-consuming for the Company and potentially disruptive to its normal business operations, the Board believes that a small percentage of stockholders should not be entitled to utilize the right to call a special meeting for their own interests, which may not be shared by the majority of the Company’s stockholders. In light of these considerations, the Board of Directors believes that establishing an ownership threshold of 20%, along with certain procedural requirements and limitations, in order for stockholders to call a special meeting achieves a reasonable balance among complying with corporate governance best practices, enhancing stockholder rights and adequately protecting the long-term interests of the Company and its stockholders.

A copy of the Amendment is attached as Appendix C to this proxy statement, with additions indicated by underline and deletions indicated by strikethrough. The Amendment would not amend any other provisions of our Certificate of Incorporation.

The By-Law Limitations and Procedures

The Board of Directors has adopted resolutions approving a corresponding amendment to Article II, Section 2 of our Amended and Restated By-Laws (the “By-Law Amendment”), which would become effective upon stockholder approval of the Amendment. The By-Law Amendment would impose certain procedural requirements on stockholders requesting a special meeting (including the provision of the same information required for stockholder proposals at annual meetings under our advance notice by-law provisions). The By-Law Amendment would also impose qualifications designed to prevent duplicative and unnecessary meetings by eliminating proposals that, as determined by the Board of Directors:

•	are not proper subjects for stockholder action under, or involve a violation of, applicable law;

•

are received during the period beginning one hundred twenty (120) days prior to the anniversary of the prior annual meeting of stockholders and ending on the date of the next annual meeting of stockholders;

•	are substantially similar to another item, other than the election or removal of directors, that was presented at a meeting of stockholders held within the prior twelve (12) months;

•

relate to the election or removal of directors, and the election or removal of directors was presented at an annual or special meeting of stockholders held within one hundred twenty (120) days prior to the date the special meeting request was delivered;

•

are substantially similar to another item, including the election or removal of directors, that is included in the Company’s notice as an item of business to be brought before a stockholder meeting that has been called but not yet held or that is called for a date within one hundred twenty (120) days of the receipt of the request;

•	are made in a manner that violates Regulation 14A under the Securities Exchange Act of 1934, as amended; or

•	are presented by a stockholder that has violated the reporting requirements of Section 13 of the Exchange Act.

The By-Law Amendment would provide that a special meeting must be called within one hundred twenty (120) days after the receipt by the Company’s Secretary of valid requests by holders of the requisite number of shares.

Advance Notice By-Laws

The Company’s advance notice by-laws set forth in Article II, Section 10 of the By-Laws would remain intact, with certain conforming changes as necessary to synchronize the above-described By-Law Amendment with the existing provisions in our advance notice by-laws regarding notice of stockholder business at special meetings. In addition, the advance notice by-law amendments would clarify that stockholders may present nominations for director for consideration at an annual meeting or at a special meeting that is requested in accordance with Article II, Section 2, but that if a special meeting is otherwise called by the Company’s Chairman, Chief Executive Officer, President, or majority of the Board of Directors, then stockholders will not have the right to present director nominees for consideration at that special meeting.

Effectiveness of the Amendment

If the Amendment is approved by the stockholders, then the Amendment will become effective upon it being filed with the Secretary of State of the State of Delaware, which the Company intends to do promptly following action by stockholders at the 2015 Annual Meeting of Stockholders. If the Amendment is not approved by the requisite vote, then the Amendment will not be filed with the Secretary of State of the State of Delaware, the By-Law Amendment would not become effective, and our stockholders would continue to not have the ability to call a special meeting of stockholders.

The Board of Directors recommends that you vote “FOR” the proposed amendment to our Certificate of Incorporation granting to holders of at least 20% of the Company’s shares the right to call a special meeting of stockholders.

APPENDIX A

CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

I.   Introduction

To be considered independent, a director of the Company must meet all of the following Categorical Standards for Director Independence. In addition, a director who is a member of the Company’s Audit Committee must meet the heightened criteria set forth below in Section IV to be considered independent for the purposes of membership on the Audit Committee. The Board of Directors must also consider the factors described in Section V. for any director who is a member of the Compensation Committee. These categorical standards may be amended from time to time by the Company’s Board of Directors.

Directors who do not meet these categorical standards for independence can also make valuable contributions to the Company and its Board of Directors by reason of their knowledge and experience.

In addition, if a director meets the standards set forth below, a director will not be considered independent unless the Board of Directors of the Company affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making its determination, the Board of Directors shall broadly consider all relevant facts and circumstances. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. For this purpose, the Board does not need to reconsider relationships of the type described in Section III below if such relationships do not bar a determination of independence in accordance with Section III below.

II.   Definitions

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When considering the application of the three-year period referred to in each of paragraphs III.1 through III.5 below, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

The “Company” includes any subsidiary in its consolidated group.

III.   Standards for Directors

The following standards have been established to determine whether a director of the Company is independent:

1.	A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or CEO shall not disqualify a director from being considered independent following that employment.

2.	A director who receives, or whose immediate family member receives, more than $120,000 during any twelve-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 during any twelve-month period in such compensation. Compensation received by a director for former service as an interim Chairman or CEO need not be considered in determining independence under this test. Compensation received by an immediate family member for service as a non-executive employee of the Company need not be considered in determining independence under this test.

3.	A director who is a current partner or employee of a firm that is the Company’s internal or external auditor, or whose immediate family member is a current partner of such a firm, is not independent. A director who is or was, or whose immediate family member is or was, a partner or employee of such a firm and personally worked on the Company’s audit within the last three years is not independent.

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4.	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

5.	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.[1]

6.	Stock ownership in the Company by directors is encouraged and the ownership of a significant amount of stock, by itself, does not bar a director from being independent.

IV.   Standards for Audit Committee Members

In addition to satisfying the criteria set forth in Section III above, directors who are members of the Company’s Audit Committee will not be considered independent for purposes of membership on the Audit Committee unless they satisfy the following criteria:

1.	A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company, provided that, unless the rules of the New York Stock Exchange provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service).

2.	A director, who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, be an affiliated person of the Company.

3.	If an Audit Committee member simultaneously serves on the audit committees of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee.

V.   Standards for Compensation Committee Members

In addition to satisfying the criteria set forth in Section III above, in determining the independence of directors who are members of the Company’s Compensation Committee, the Board will consider all factors relevant to determining whether a director has a relationship to the Company that is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including but not limited to:

1.	the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by the Company to the director; and

2.	whether the director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

[1]	In applying this test, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; the Company need not consider former employment of the director or immediate family member. Charitable organizations shall not be considered “companies” for purposes of this test, provided however that the Company shall disclose in its annual proxy statement any charitable contributions made by the Company to any charitable organization in which a director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues.

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APPENDIX B

ILLINOIS TOOL WORKS INC. 2015 LONG-TERM INCENTIVE PLAN

Illinois Tool Works Inc.

2015 Long-Term Incentive Plan

Effective Date: [May 8, 2015]

Illinois Tool Works Inc.

2015 Long-Term Incentive Plan

Article 1. Establishment, Purpose, and Duration

1.1 Establishment. Illinois Tool Works Inc., a Delaware corporation, hereby establishes an incentive compensation plan to be known as the Illinois Tool Works Inc. 2015 Long-Term Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Shares, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares, Performance Share Units, Performance Units, Cash-Based Awards, and Other Stock-Based Awards.

This Plan shall become effective upon shareholder approval (the “Effective Date”), and shall remain in effect as provided in Section 1.3 (Establishment, Purpose, and Duration/Duration of this Plan) hereof.

1.2 Purpose of this Plan. The purpose of this Plan is to provide a means whereby Employees and Directors of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees or serve as Directors of the Company and to provide a means whereby those individuals, whose responsibilities are important to the successful administration and management of the Company, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.

1.3 Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of (a) adoption of this Plan by the Board, or (b) the Effective Date.

1.4 Grants Under Prior Plan Not Permitted after Effective Date. After the Effective Date, no grants will be made under the Prior Plan.

Article 2. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

“Affiliate” shall mean any corporation or other entity (including, but not limited to, a partnership or a limited liability company), that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee.

“Alternative Award” has the meaning set forth in Section 18.2 (Change in Control/Alternative Awards).

“Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.2 (Shares Subject to this Plan and Maximum Awards/Annual Award Limits).

“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Shares, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares, Performance Share Units, Performance Units, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

“Award Agreement” means either (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 10 (Cash-Based Awards and Other Stock-Based Awards).

“Cause” shall have the meaning set forth in this paragraph. Unless otherwise specified in an Award Agreement or in an applicable employment agreement between the Company and a Participant, with respect to any Participant, as determined by the Committee, a Participant’s employment shall be deemed to have been terminated for Cause if, without the written consent of the Company or a Subsidiary, the Participant (i) participates in dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company or a Subsidiary, (ii) commits any unlawful or criminal activity of a serious nature, (iii) commits any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the Participant’s overall duties or (iv) materially breaches any confidentiality or noncompete agreement entered into with the Company or a Subsidiary. The Company shall have the burden of proving that Cause exists.

“Change in Control” means any of the following events:

(a)	The acquisition by any Person of Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, including without limitation, a public offering of securities, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries, or (iii) any acquisition by any corporation pursuant to a transaction which complies with subparagraphs (i), (ii), and (iii) of subsection (c) below;

(b)	Individuals who constitute the Board as of the close of the most recent annual meeting of the Company’s stockholders (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a Director subsequent to the most recent annual meeting whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the Directors of the Company or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)

Consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination: (i) all or substantially all of the individuals and entities who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities; and (ii) no Person (excluding any Successor Entity or any employee benefit plan, or related trust, of the Company or such Successor Entity) beneficially owns, directly or indirectly, twenty percent (20%) or more of the combined voting power of the then outstanding voting securities of the Successor Entity, except to the extent that such ownership existed prior to the

Business Combination; and (iii) at least a majority of the members of the board of directors of the Successor Entity were members of the Incumbent Board (including individuals deemed to be members of the Incumbent Board by reason of the proviso to paragraph (b) above) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)	Consummation of the sale to any person or entity, other than a wholly owned subsidiary, of Company assets having a total gross fair market value of at least forty percent (40%) of the total gross fair market value for all Company assets; or

(e)	Consummation of a complete liquidation and/or dissolution of the Company.

A “Change in Control” shall not result from any transaction precipitated by the Company’s insolvency, appointment of a conservator, or determination by a regulatory agency that the Company is insolvent, nor from any transaction initiated by the Company in regard to converting from a publicly traded company to a privately held company.

“Change in Control Price” means the price per share on a fully-diluted basis offered in conjunction with any transaction resulting in a Change in Control, as determined in good faith by the Committee as constituted before the Change in Control, if any part of the offered price is payable other than in cash.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

“Committee” means the Compensation Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. The Board may take any action under the Plan as though it were the Committee.

“Company” means Illinois Tool Works Inc., a Delaware corporation, and any successor thereto as provided in Article 22 (Successors) herein.

“Covered Employee” means any salaried Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m).

“Deferred Stock Unit” means a Participant’s contractual right to receive a stated number of Shares as described in Article 11 (Nonemployee Director Awards)

“Director” means any individual who is a member of the Board of Directors of the Company.

“Disability” shall have the meaning set forth in the Illinois Tool Works Inc. Long-Term Disability Plan.

“Dividend-Equivalent” means the right to receive an amount, calculated with respect to a Full Value Award, which is determined by multiplying the number of Shares subject to the applicable Award by the per-Share cash dividend, or the per-Share Fair Market Value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on Shares.

“Effective Date” has the meaning set forth in Section 1.1 (Establishment, Purpose, and Duration/Establishment).

“Eligible Individual” means an individual who is an Employee or Director.

“Employee” means any individual designated as an employee of the Company, its Affiliates, and/or its Subsidiaries on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate, and/or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, and/or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, Affiliate, and/or Subsidiary during such period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

“Fair Market Value” or “FMV” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the New York Stock Exchange (“NYSE”) or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the reported closing price of a Share on the Grant Date. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

“Full Value Award” means an Award other than an ISO, NQSO, or SAR, which is settled by the issuance of Shares.

“Good Reason” means any of the following which occur without the express written consent of the Participant: (i) any material reduction in overall responsibilities, level of authority, or level of reporting (for Vice Presidents and above); (ii) any material reduction in base salary other than a reduction which is applied to all similarly situated Participants in similar dollar amount or percentage; or (iii) the Company’s or Subsidiary’s requiring the Participant to perform services at any office or location that is in excess of 50 miles from the principal location of the Participant’s work during the 90-day period immediately preceding the Change in Control, except for travel reasonably required in the performance of the Participant’s responsibilities. Before a termination by the Participant will constitute termination for Good Reason, the Participant must give notice of his or her termination of employment within 90 calendar days of the occurrence of the event that constitutes Good Reason. Failure to provide such notice within such 90-day period shall be conclusive proof that the Participant shall not have Good Reason to terminate employment. For purposes of this paragraph, Good Reason shall exist only if the Company or Subsidiary fails to remedy the event or events constituting Good Reason within 30 calendar days after receipt of the notice of termination of employment from the Participant.

“Grant Date” means the date an Award is granted to a Participant pursuant to the Plan.

“Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7 (Stock Appreciation Rights), used to determine whether there is any payment due upon exercise of the SAR.

“Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 (Stock Options) to an Employee and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

“Insider” shall mean an individual who is, on the relevant date, an officer, or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

“Involuntary Termination of Employment” means the termination of a Participant’s employment other than: (i) by the Company, a Subsidiary or Affiliate for Cause, death, or Disability, or (ii) by the Participant for Good Reason.

“New Employer” means a Participant’s employer, or the parent or a subsidiary of such employer, immediately following a Change in Control.

“Nonemployee Director” means a Director who is not an Employee.

“Nonemployee Director Award” means any NQSO, SAR, or Full Value Award granted, whether singly, in combination, or in tandem, to a Participant who is a Nonemployee Director pursuant to such applicable terms, conditions, and limitations as the Board or Committee may establish in accordance with this Plan.

“Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

“Operating Cash Flow” means cash flow from operating activities as defined in Accounting Standards Codification 230, Statement of Cash Flows.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 (Stock Options).

“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

“Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10 (Cash-Based Awards and Other Stock-Based Awards).

“Participant” means any Eligible Individual as set forth in Article 5 (Eligibility and Participation) to whom an Award is granted.

“Performance Award” means an Award of Performance Shares, Performance Share Units or Performance Units.

“Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

“Performance Measures” means measures as described in Article 14 (Performance Measures) on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

“Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

“Performance Share” means a Share granted to a Participant pursuant to Article 9 (Performance Shares, Performance Share Units and Performance Units), that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with the Plan.

“Performance Share Unit” means a unit representing a Share granted to a Participant pursuant to Article 9 (Performance Shares, Performance Share Units and Performance Units) that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with the Plan.

“Performance Unit” means a Participant’s right to receive a cash-denominated award, payable in cash or Shares, granted to a Participant pursuant to Article 9 (Performance Shares, Performance Share Units and Performance Units) that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with the Plan.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

“Plan” has the meaning set forth in Section 1.1 (Establishment, Purpose and Duration/Establishment).

“Plan Year” means the calendar year.

“Prior Plan” means the Illinois Tool Works Inc. 2011 Long-Term Incentive Plan.

“Restricted Stock” means a Share granted to a Participant pursuant to Article 8 (Shares, Restricted Stock and Restricted Stock Units).

“Restricted Stock Unit” means a unit representing a Share granted to a Participant pursuant to Article 8 (Shares, Restricted Stock and Restricted Stock Units).

“Restriction Period” means the period when Restricted Stock, Restricted Stock Units, and/or Other Stock-Based Awards are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion).

“Retirement” shall be reached when a Participant’s employment terminates from the Company, its Affiliates, and Subsidiaries, and at the time of such termination: (i) the sum of such Participant’s age and years of service as an employee of the Company, its Affiliates and/or any Subsidiary equals or exceeds 70 years, and (ii) the Participant has at least attained the age of 55 and has 5 or more years of service.

“Share” means a share of common stock of the Company, par value $.01 per share.

“Share Authorization” has the meaning set forth in Section 4.1(a) (Shares Subject to this Plan and Maximum Awards/Share Authorization).

“Share Award” means an Award of Shares pursuant to Section 8.1 (Shares, Restricted Stock and Restricted Stock Units/ Grant of Shares, Restricted Stock or Restricted Stock Units)

“Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, pursuant to the terms of Article 7 (Stock Appreciation Rights) herein.

“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

Article 3. Administration

3.1 General. The Committee shall be responsible for administering this Plan, subject to this Article 3 (Administration) and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2 Authority of the Committee. The Committee shall have the authority to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, (i) selecting Award recipients, (ii) establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements and any ancillary document or materials, (iii) granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, (iv) construing any ambiguous provision of the Plan or any Award Agreement, (v) establishing and certifying satisfaction of performance goals for purposes of satisfying the requirements of Code Section 162(m), (vi) subject to Article 19 (Amendment, Modification, Suspension, and Termination), adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate, and, (vii) making any other determination and taking any other action that it deems necessary or desirable for the administration or operation of the Plan and/or any Award Agreement.

3.3 Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries and Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. To the extent permitted under applicable Delaware corporate law, the Committee may authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to a Nonemployee Director or an Employee who is considered an Insider; and (ii) the authorization sets forth the total number of Shares and/or Awards such officer(s) may grant.

Article 4. Shares Subject to this Plan and Maximum Awards

4.1 Number of Shares Available for Awards.

(a)	Share Authorization. Subject to adjustment as provided in Section 4.3 (Shares Subject to this Plan and Maximum Awards/Adjustments in Authorized Shares) herein, the maximum number of Shares available for issuance to Participants under this Plan (the “Share Authorization”) shall be ten million (10,000,000) Shares. The Shares may come from treasury Shares, authorized but unissued Shares, or previously issued Shares that the Company reacquires, including Shares it purchases on the open market. If any Award expires, is canceled, or terminates for any other reason, the Shares available under that Award will again be available for the granting of new Awards. Any Shares (i) surrendered for the payment of the Option Price for Options; (ii) surrendered for withholding taxes in connection with any Award, (iii) surrendered for the payment of any purchase price of Restricted Stock, RSUs or Other Stock-Based Awards; or (iv) associated with SARs or Other Stock-Based Awards that are settled in cash rather than Shares will again be available for issuance under the Plan. Shares issued or subject to new Awards to convert, replace or adjust outstanding options or other equity compensation awards in connection with a merger or acquisition, as described in Article 14 (Substitution Awards) that are permitted by NYSE Listed Company Manual Section 303A.08 or any successor provision, shall not reduce the number of Shares available for issuance under the Plan.

(b)	Limits on ISOs. The maximum number of Shares of the Share Authorization that may be issued pursuant to ISOs under this Plan shall be ten million (10,000,000).

(c)	Minimum Vesting Requirements for Awards.

Except with respect to a maximum of five percent (5%) of the Share Authorization, no Award may vest sooner than twelve (12) months from the Grant Date. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of any Award in the event of the Participant’s death, Disability, Retirement, or a Change in Control. The foregoing twelve-month minimum vesting period shall not apply to any Award granted solely in exchange for foregone cash compensation or to any Awards granted pursuant to Article 14 (Substitution Awards) that do not reduce the vesting period of the award being replaced.

4.2 Annual Award Limits. The following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”), as adjusted pursuant to Sections 4.3 (Shares Subject to this Plan and Maximum Awards/Adjustments in Authorized Shares) and/or 19.2 (Amendment, Modification, Suspension, and Termination/Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events), shall apply to grants of Awards under this Plan:

(a)	Options and SARs: The maximum aggregate number of Shares subject to Options or SARs granted in any one Plan Year to any one Participant shall be 3,000,000.

(b)	Shares, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Share Units and Other Stock-Based Awards: The maximum aggregate grant with respect to Awards of Shares, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Share Units or Other Stock-Based Awards in any one Plan Year to any one Participant shall be 1,500,000, provided that Awards pursuant to Article 11 (Nonemployee Director Awards) shall not be subject to this limitation.

(c)	Performance Units and Cash-Based Awards: The maximum aggregate Award of Performance Units or Cash-Based Awards (measured by the maximum Award opportunity) that a Participant may be granted in any one Plan Year shall be $15 million.

4.3 Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, special cash dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards. The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect such changes or distributions, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be at the discretion of the Committee and shall be conclusive and binding on Participants under this Plan.

Subject to the provisions of Article 19 (Amendment, Modification, Suspension, and Termination) and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan), subject to compliance with the rules under Code Sections 409A, 422, and 424, as and where applicable.

Article 5. Eligibility and Participation

5.1 Eligibility. Individuals eligible to participate in this Plan include all Employees and Directors.

5.2 Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from the Eligible Individuals, those individuals to whom Awards shall be granted.

Article 6. Stock Options

6.1 Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Eligible Individuals in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that ISOs may be granted only to Employees of the Company or of any parent or subsidiary corporation (as permitted under Code Sections 422 and 424).

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

6.3 Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date.

6.4 Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant, except as provided in Section 6.8 (Stock Options/Blackout Periods) below.

6.5 Exercise of Options. Options granted under this Article 6 (Stock Options) shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

Options granted under this Article 6 (Stock Options) shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee (setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares), or by complying with any alternative exercise procedure(s) the Committee may authorize.

6.6 Payment. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price (provided that except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months (or such other period, if any, as the Committee may permit) prior to their tender to satisfy the Option Price if acquired under this Plan or any other compensation plan maintained by the Company or have been purchased on the open market); (c) by a cashless (broker-assisted) exercise; (d) by a combination of (a), (b), and/or (c) ; or (e) any other method approved or accepted by the Committee in its sole discretion.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant the number of Shares to which the Participant is entitled in book entry form or such other method as approved by the Committee.

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7 Restrictions on Share Transferability. Except as provided in Article 13 (Transferability of Awards), no Award may be assigned, transferred or subjected to any encumbrance, pledge or charge of any nature. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 (Stock Options) as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.8 Blackout Periods. In the event that during the ten-day period before the expiration of any Option based on the termination of a Participant’s service, a blackout period is imposed by the Company, by applicable law, or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the period for exercising the Options shall be extended until ten (10) days beyond the end of such blackout period but not beyond the expiration of the original Option term. In the event that on the last business day of the term of an Option (other than an Incentive Stock Option) the exercise of the Option is prohibited by applicable law, the term of the Option shall be extended for a period of thirty (30) days following the end of the legal prohibition; provided, however, that during such extended exercise period the Option may only be exercised to the extent the Option was exercisable in accordance with its terms immediately prior to such scheduled expiration date.

6.9 Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

Article 7. Stock Appreciation Rights

7.1 Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Eligible Participants at any time and from time to time as shall be determined by the Committee.

Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.

The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price on the Grant Date must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date.

7.2 SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.

7.3 Term of SAR. The term of an SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant.

7.4 Exercise of SARs. SARs may be exercised upon such terms and conditions the Committee, in its sole discretion, imposes. All SARs will be exercised automatically on the last trading day prior to the expiration date of the SAR or, in the case of SARs granted in tandem with Options, any related Option, so long as the Fair Market Value of a Share on that date exceeds the Grant Price of the SAR or the Option Price of any related Option, as applicable.

7.5 Settlement of SARs. Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b)	The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

7.6 Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time.

Article 8. Shares, Restricted Stock and Restricted Stock Units

8.1 Grant of Shares, Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares, Shares of Restricted Stock and/or Restricted Stock Units to Eligible Individuals in such amounts as the Committee shall determine. Share Awards may be granted to Eligible Individuals on terms and conditions established by the Committee. The recipient of Shares pursuant to a Share Award shall be a stockholder of the Company with respect thereto, fully entitled to receive dividends, vote and exercise all other rights of a stockholder except to the extent otherwise provided in the Share Award. Eligible Individuals who are Company officers may elect to convert up to 50% of their bonuses into Shares to be issued to them pursuant to this Section 8.1. The number of Shares to be issued to such Eligible Individual who so elects is determined by dividing the dollar amount of the bonus or fee subject to the election by the Fair Market Value of the Shares on the date the bonus or fee otherwise would have been paid in cash to the Eligible Individual.

8.2 Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine. Unless the Committee determines otherwise in its sole discretion (either in the agreement evidencing the Restricted Stock Award at the time of grant or at any time after the grant of the Restricted Stock Award), any dividends or distributions paid with respect to Shares subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions as the shares to which such dividends or distributions relate. The Committee will determine in its sole discretion whether any interest will be paid on such restricted dividends or distributions. In its discretion, the Committee may provide in any Award Agreement evidencing a Restricted Stock Award for the waiver by the Participant of any right to receive dividends and distributions with respect to Shares subject to the unvested portion of the Restricted Stock Award.

8.3 Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8 (Shares, Restricted Stock and Restricted Stock Units), Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.

8.4 Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.3 (Shares, Restricted Stock and Restricted Stock Units/Other Restrictions), each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

“The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Illinois Tool Works Inc. 2015 Long-Term Incentive Plan, and in the associated Award Agreement. A copy of the Plan and such Award Agreement may be obtained from Illinois Tool Works Inc.”

8.5 Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, Participants shall have no voting rights with respect to any Award granted hereunder unless and until Shares are issued pursuant to such Awards.

8.6 Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company and with the Internal Revenue Service.

Article 9. Performance Shares, Performance Share Units and Performance Units

9.1 Grant of Performance Shares, Performance Share Units and Performance Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Shares, Performance Share Units and/or Performance Units to Eligible Individuals in such amounts and upon such terms as the Committee shall determine.

9.2 Award Agreement. Each grant of Performance Shares, Performance Share Units and/or Performance Units (all such performance-based Awards being herein referred to as “Performance Awards”) shall be evidenced by an Award Agreement that shall specify the requirements necessary for vesting and such other provisions as the Committee shall determine. The Committee shall set performance goals in its discretion in accordance with one or more of the objective criteria described in Article 12 (Performance Measures), the attainment of which will determine the amount of vesting or payment of the Performance Award. Each such Award Agreement will indicate whether the applicable Award is intended to be Performance-Based Compensation. Unless the Committee determines otherwise in its sole discretion (either in the applicable Award Agreement at the time of grant or at any time after the grant of such Award), any dividends or distributions paid with respect to Shares subject to the unvested portion of a Performance Share Award or Performance Share Unit Award will be subject to the same restrictions as the Shares to which such dividends or distributions relate.

9.3 Payment of Performance Shares, Performance Share Units, and Performance Units. After the end of a Performance Period, the Committee shall certify in writing the extent to which performance goals have been met and shall compute the payout to be received by each Participant. The Committee in its discretion may reduce the amount payable to any Covered Employee with respect to Performance Awards, except as otherwise provided in the Award Agreement, but may not adjust such amounts upward. The Committee may also provide for pro rata payment of Performance Awards to a Participant upon Retirement, Disability or other termination of employment.

Article 10. Cash-Based Awards and Other Stock-Based Awards

10.1 Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Eligible Individuals in such amounts and upon such terms as the Committee may determine.

10.2 Other Stock-Based Awards. The Committee may grant to Eligible Individuals other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.3 Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

10.4 Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

Article 11. Nonemployee Director Awards

Nonemployee Directors may only be granted Awards under the Plan in accordance with this Article 11 (Nonemployee Director Awards) and such Awards shall not be subject to management’s discretion. From time to time, the Board shall set the amount(s) and type(s) of equity awards that shall be granted to all Nonemployee Directors on a periodic, nondiscriminatory basis pursuant to the Plan, as well as any additional amount(s), if any, to be awarded, also on a periodic, nondiscriminatory basis, based on one or more of the following: the number of committees of the Board on which a Nonemployee Director serves, service of a Nonemployee Director as the chair of a Committee of the Board, or service of a Nonemployee Director as Chairman of the Board. Subject to the foregoing, the Board shall grant such Awards to Nonemployee Directors and any Nonemployee Chairman of the Board as it shall from time to time determine.

Nonemployee Directors, pursuant to this Article 11 (Nonemployee Director Awards), may be awarded, or may be permitted to elect to receive, pursuant to the procedures established by the Board or a committee of the Board, all or any portion of their annual retainer, committee chair fees or other director fees in Shares issued pursuant to a Share Award under this Plan. Any Share Award granted to a Director hereunder, including a Share Award granted in lieu of cash fees, may be deferred pursuant to the Illinois Tool Works Inc. Amended and

Restated Directors’ Deferred Fee Plan or any successor plan. Deferred Stock Units may be granted to any Director in connection with any election by the Director to defer receipt of any Share Award. The number of Deferred Stock Units so granted shall be equal to the number of Shares subject to the Share Award being deferred, and shall at all times be fully vested and not subject to forfeiture.

If a Nonemployee Director subsequently becomes an Employee while remaining a member of the Board, any Award held by such individual at the time of such commencement of employment will not be affected thereby.

Article 12. Performance Measures

12.1 In General. The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to one or more of the following Performance Measures:

(a)	Net earnings or net income (before or after taxes);
(b)	Earnings per share;
(c)	Revenue growth (including but not limited to revenue and organic revenue);
(d)	Net operating profit;
(e)	Return measures (including, but not limited to, return on assets, capital, investment, invested capital, equity, sales, or revenue);
(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);
(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;
(h)	Retained earnings;
(i)	Gross or operating margins;
(j)	Productivity ratios;
(k)	Share price (including, but not limited to, growth measures and total shareholder return);
(l)	Aggregate product price and other product price measures;
(m)	Expense targets;
(n)	Margins;
(o)	Operating efficiency;
(p)	Operating expense ratios;
(q)	Cost management;
(r)	Improved asset management;
(s)	Manufacturing efficiencies;
(t)	System review and improvement;
(u)	Service reliability;
(v)	Increased inventory turns;
(w)	Market share;
(x)	Acquisition or divestiture activity;
(y)	Product development and liability;
(z)	Research and development integration;
(aa)	Management succession planning;
(bb)	Results of customer satisfaction surveys;
(cc)	Diversity;
(dd)	Proprietary protections;
(ee)	Legal effectiveness;
(ff)	Handling SEC or environmental issues;
(gg)	Safety record;
(hh)	Working capital targets and change in working capital;
(ii)	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital); and

Any Performance Measure(s) may be based on GAAP or non-GAAP calculations and used to measure the performance of the Company, any Subsidiary, and/or any Affiliate as a whole or any business unit or division of the Company, any Subsidiary, and/or any Affiliate or any combination thereof, as the Committee may deem appropriate, in absolute terms, or: (i) relative to the performance of one or more comparable companies or a published or special index covering multiple companies that the Committee, in its sole discretion, deems appropriate, or (ii) based on changes in the Performance Measure(s) over a specified period of time, which changes may be measured based on an arithmetic change over a specified period (e.g., cumulative change or average change), or percentage change over a specified period (e.g., cumulative percentage change, average percentage change or compounded percentage change). The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 12 (Performance Measures).

12.2 Evaluation of Performance. The Committee may provide in any Performance Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary items as described in FASB Accounting Standards Codification 225-20 — Extraordinary and Unusual Items or any successor accounting standard (unless amended, repealed or rescinded), and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, (g) discontinued operations, (h) asset impairment and (i) foreign currency gains and losses, provided in each case that such included or excluded items are objectively determinable by reference to the Company’s financial statements, notes to the Company’s financial statements and/or management’s discussion and analysis in the Company’s financial statements. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

12.3 Adjustment of Performance-Based Compensation. Except as specifically provided for pursuant to Section 12.2 (Performance Measures/Evaluation of Performance), Performance Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

12.4 Committee Discretion. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 12.1 (Performance Measures/In General).

Article 13. Transferability of Awards

13.1 In General. Except as provided in Section 13.2 (Transferability of Awards/Committee Action) below, during a Participant’s lifetime, his or her Awards shall be exercisable by or payable to the Participant only, and Awards shall not be transferable other than (i) by will or by the laws of descent and distribution, (ii) pursuant to a beneficiary designation that meets the requirements of Article 16 (Beneficiary Designation), (iii) pursuant to the terms of a qualified domestic relations order to which the Participant is a party that meets the requirements of any relevant provisions of the Code, or (iv) pursuant to a transfer that meets the requirements set forth in Section 13.2 below. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void.

13.2 Committee Action. The Committee may, in its sole discretion, determine that notwithstanding Section 13.1 (Transferability of Awards/In General), any Awards (other than ISOs, SARs, Performance Awards, Restricted Stock Units, Restricted Stock or cash based Awards) that meet the requirements as set forth hereinafter may be transferred. Under such rules and procedures as the Committee may establish, the holder of an Award may transfer such Award to members of the holder’s immediate family (i.e., children, grandchildren and spouse) or to one or more trusts for the benefit of such family members or to partnerships in which such family members are the only partners, provided that (i) the agreement, if any, with respect to such Awards expressly so permits or is amended by the Committee to so permit, or the Committee approves the transfer, (ii) the holder does not receive any consideration for such transfer, and (iii) the holder provides such documentation or information concerning any such transfer or transferee as the Committee may reasonably request. Any Awards held by any transferees shall be subject to the same terms and conditions that applied immediately prior to their transfer.

Article 14. Substitution Awards

Awards may be granted under the Plan from time to time in substitution for stock options and other awards held by employees or directors of other entities who become or are to become Employees, whose employer is to become an Affiliate as the result of a merger or consolidation of the Company or a Subsidiary with another entity, or the acquisition by the Company of substantially all the assets of another entity, or the acquisition by the Company of more than fifty percent (50%) of the issued and outstanding stock or other equity of another entity as the result of which such other entity will become a Subsidiary. Any such Awards shall be granted as of or after the consummation of the transaction that results in the entity becoming an Affiliate of the Company. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in the Plan to such extent as the Committee or Board at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which they are granted.

Article 15. Dividend Equivalents

Any Participant selected by the Committee may be granted Dividend Equivalents based on the dividends declared on Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding the foregoing, if any Award for which Dividend Equivalents have been granted has its vesting or grant dependent upon the achievement of one or more Performance Measures, then the dividend equivalents shall accrue and only be paid to the extent the Award becomes vested. Under no circumstances may Dividend Equivalents be granted for any Option or SAR.

Article 16. Beneficiary Designation

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of such Participant’s death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator, or legal representative.

Article 17. Rights of Participants

17.1 Employment/Service. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries, to terminate any Participant’s employment or service on the Board at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continued employment or service as a Director for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 (Administration) and 19 (Amendment, Modification, Suspension, and Termination), this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

17.2 Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

17.3 Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the owner of such Shares.

Article 18. Change in Control

18.1 Accelerated Vesting and Payment.

(a) In General. In the event of a Change in Control, the Committee (as constituted immediately prior to the Change in Control) shall take such actions as may be necessary to preserve the intended benefits to Participants of all outstanding Awards, including the acceleration of Awards that are not deemed to constitute Alternative Awards in the manner set forth in Section 18.2 (Change in Control/Alternative Awards). Unless the Committee shall have taken action to preserve the intended benefits of Awards or deemed Awards to constitute Alternative Awards, then upon the occurrence of a Change in Control, (i) all Options and SARs shall become fully vested and exercisable, (ii) the Restriction Period on all Restricted Stock, Restricted Stock Units, and Other Stock-Based Awards shall lapse immediately prior to such Change in Control, (iii) Shares underlying Awards of Restricted Stock Units, and Other Stock-Based Awards shall be issued to each Participant then holding such Award immediately prior to such Change in Control or, at the discretion of the Committee (as constituted immediately prior to the Change in Control), (iv) each such Option, SAR, Restricted Stock Unit, and/or Other Stock-Based Award shall be canceled in exchange for an amount equal to the product of (A)(i) in the case of Options and SARs, the excess, if any, of the Change in Control Price over the Option Price or Grant Price for such Award, and (ii) in the case of other such Awards, the Change in Control Price, multiplied by (B) the aggregate number of Shares covered by such Award, less any amount per Award to be paid by the Participant or by which the amount ultimately to be paid to the Participant is reduced.

(b) Performance Shares, Performance Share Units and Performance Units. Unless the Committee otherwise determines at the time of grant of Performance Shares, Performance Share Units or Performance Units, in the event of a Change in Control: (A) any Performance Period in progress at the time of the Change in Control for which Performance Shares, Performance Share Units, or Performance Units are outstanding shall end effective upon the occurrence of such Change in Control, (B) all such Awards shall fully vest and the Performance Measure for such Awards shall be deemed achieved at the greater of the applicable target level or the actual level of achievement as determined by the Committee not later than the date on which the Change in Control occurs, taking into account performance through the latest date preceding the Change in Control as to which performance can, as a practical matter, be determined, and (C) payment of any such Performance Award shall be made pro rata, based on the number of days during the applicable Performance Period before the occurrence of the Change in Control.

(c) Timing of Payments. Payment of any amounts calculated in accordance with Sections 18.1(a) (Change in Control/In General) and (b) (Performance Shares, Performance Share Units, and Performance Units) shall be made in cash or, if determined by the Committee (as constituted immediately prior to the Change in Control), in shares of the common stock of the New Employer having an aggregate fair market value equal to such amount and shall be payable in full, as soon as reasonably practicable, but in no event later than 30 days, following the Change in Control. For purposes hereof, the fair market value of one share of common stock of the New Employer shall be determined by the Committee (as constituted immediately prior to the consummation of the transaction constituting the Change in Control), in good faith.

(d) Section 409A. Notwithstanding any provision of this Plan to the contrary, to the extent an Award shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change in Control and such Change in Control does not constitute a “change in the ownership or effective control” or a “change in the ownership or a substantial portion of the assets” of the Corporation within the meaning of Code Section 409A(a)(2)(A)(v), then even though such Award may be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of the Change in Control or any other provision of this Plan, payment will be made, to the extent necessary to comply with the provisions of Code Section 409A, to the Participant on the earliest of: (i) the Participant’s “separation from service” with the Corporation (determined in accordance with Code Section 409A); provided, however, that if the Participant is a “specified employee” (within the meaning of Code Section 409A), the payment date shall be the date that is six (6) months after the date of the Participant’s separation from service with the Employer (except that during such 6 month period the Participant may receive total payments from the Company that do not exceed the amount specified in Treas. Reg. Section 1.409A-1(b)(9)(iii)(A) ), (ii) the date payment otherwise would have been made in the absence of any provisions in this Plan to the contrary (provided such date is permissible under Code Section 409A), or (iii) the Participant’s death.

18.2 Alternative Awards. Notwithstanding Section 18.1 (Change in Control/Accelerated Vesting and Payment), no cancellation, termination, acceleration of exercisability or vesting, lapse of any Restriction Period or settlement or other payment shall occur with respect to any outstanding Award, if the Committee (as constituted immediately prior to the consummation of the transaction constituting the Change in Control) reasonably determines, in good faith, prior to the Change in Control that such outstanding Awards shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted Award being hereinafter referred to as an “Alternative Award”) by the New Employer, provided that any Alternative Award must:

(i)	be based on shares of common stock that are traded on an established U.S. securities market;

(ii)	provide the Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

(iii)	have substantially equivalent economic value to such Award (determined at the time of the Change in Control); and

(iv)	have terms and conditions which provide that in the event that the Participant suffers an Involuntary Termination of employment within two years following the Change in Control, any conditions on the Participant’s rights under, or any restrictions on transfer or exercisability applicable to, each such Award held by such Participant shall be waived or shall lapse, as the case may be.

18.3 Excise Tax Limit. In the event that the vesting of Awards together with all other payments and the value of any benefits received or to be received by a Participant (the “Total Payments”) would result in all or a portion of such Total Payments being subject to the excise tax under Section 4999 of the Code (the “Excise Tax”), then the Participant’s Total Payments shall be either (i) the full amount of such payments and benefits or (ii) such lesser amount that would result in no portion of the Total Payments being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable Federal, state, and local employment taxes, income taxes and the Excise Tax, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of payments and benefits notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Solely to the extent that the Participant is better off on an after-tax basis as a result of the reduction of Total Payments, such payments and benefits shall be reduced or eliminated, as determined by the Company, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting or accelerated delivery of equity awards in each case in reverse order beginning with the payments or benefits that are to be paid the farthest in time from the date that triggers the applicable Excise Tax.

Article 19. Amendment, Modification, Suspension, and Termination

19.1 Amendment, Modification, Suspension, and Termination. Subject to Sections 19.3 (Amendment, Modification, Suspension, and Termination/Awards Previously Granted) and 19.5 (Repricing Prohibition), the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and/or any Award Agreement in whole or in part; provided, however, that no material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

19.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (other than those described in Section 4.3 (Shares Subject to this Plan and Maximum Awards/Adjustments in Authorized Shares) hereof), affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

19.3 Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 19.4 (Amendment, Modification, Suspension, and Termination/Amendment to Conform to Law)), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

19.4 Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board of Directors may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 19.4 (Amendment, Modification, Suspension, and Termination/Amendments to Conform to Law) to any Award granted under the Plan without further consideration or action.

19.5 Repricing Prohibition. Except to the extent (i) approved in advance by holders of a majority of the Shares of the Company entitled to vote generally in the election of Directors or (ii) provided in Section 4.3 (Shares Subject to this Plan and Maximum Awards/Adjustments in Authorized Shares), the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the Option Price or the Grant Price of any outstanding Option or SAR or to grant any new Award, or make any cash payment, in substitution for or upon the cancellation of Options or SARs previously granted.

Article 20. Withholding

20.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount determined by the Company necessary to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan; provided, however, that to the extent a withholding rate is elected by the Participant that results in an amount higher than the amount determined necessary by the Company, and the Company determines that withholding at the higher amount would not result in adverse accounting consequences to the Company, the Company may deduct or withhold the higher amount.

20.2 Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to an amount determined by the Company to be necessary to satisfy the statutory tax that could be imposed on the transaction; provided, however, that to the extent a withholding rate is elected by the Participant that results in an amount higher than the amount determined necessary by the Company, and the Company determines that withholding at the higher amount would not result in adverse accounting consequences to the Company, the Company may allow withholding of the higher amount. All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 21. Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 22. General Provisions

22.1 Forfeiture Events.

(a) The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

(b) If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 and is found to have engaged in misconduct in connection with such restatement, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve (12) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

(c) Awards granted under this Plan shall also be subject to the Company’s Compensation Recovery Policy or similar policy as in effect from time to time.

22.2 Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

22.3 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the singular shall include the plural, and the plural shall include the singular.

22.4 Severability. In the event that any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. If, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

22.5 Compliance with Legal and Exchange Requirements. The Plan, the granting and exercising of Awards thereunder, and any obligations of the Company under the Plan, shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Shares are listed. The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Shares under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Shares or other required action under any federal or state law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules, and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Shares in violation of any such laws, rules, or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Company nor its directors or officers shall have any obligation or liability to a Participant with respect to any Award (or Shares issuable thereunder) that shall lapse because of such postponement.

22.6 No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

22.7 Deferrals. The Committee may postpone the exercising of Awards, the issuance or delivery of Shares under any Award or any action permitted under the Plan to prevent the Company or any Subsidiary from being denied a Federal income tax deduction with respect to any Award other than an ISO, in accordance with Treas. Reg. 1.409A-1(b)(4)(ii). In such case, payment of such deferred amounts must be made as soon as reasonably practicable following the first date on which the Company, Subsidiary and/or Affiliate anticipates or reasonably should anticipate that, if the payment were made on such date, the Company’s, Affiliate’s and/or Subsidiary’s deduction with respect to such payment would no longer be restricted due to the application of Code Section 162(m).

22.8 Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

22.9 Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees or Third Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates and Subsidiaries shall be covered by this Plan;

(b)	Determine which Employees or Directors outside the United States are eligible to participate in this Plan;

(c)	Modify the terms and conditions of any Award granted to Employees, Directors, and/or Third Party Service Providers outside the United States to comply with applicable foreign laws;

(d)	Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 25.9 (General Provisions/Employees Based Outside of the United States) by the Committee shall be attached to this Plan document as appendices; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

22.10 Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be accomplished on an uncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

22.11 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

22.12 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

22.13 No Impact on Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

22.14 Compliance with Code Section 409A.

(a) In General. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Code Section 409A. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to such Section 409A. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any person in the event such Section 409A applies to any such Award in a manner that results in adverse tax consequences for the Participant or any of the Participant’s beneficiaries or transferees. (b) Applicable Requirements. To the extent any of the Awards granted under this Plan are deemed “deferred compensation” and hence subject to Code Section 409A, the following rules shall apply to such Awards:

(i) Timing of Payments. Payment(s) of compensation that is subject to Code Section 409A shall only be made upon an event or at a time set forth in Treas. Reg. 1.409A-3, i.e., the Participant’s separation from service, the Participant’s becoming disabled, the Participant’s death, at a time or a fixed schedule specified in the Plan or an Award Agreement, a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, or the occurrence of an unforeseeable emergency.

(ii) Certain Delayed Payments. Notwithstanding the foregoing, to the extent an amount was intended to be paid such that it would have qualified as a short-term deferral under Code Section 409A and the applicable regulations, then such payment is or could be delayed if the requirements of Treas. Reg. 1.409A-1(b)(4)(ii) are met.

(iii) Acceleration of Payment. Any payment made under this Plan to which Code Section 409A applies may not be accelerated, except in accordance with Treas. Reg. 1.409A-3(j)(4), i.e., upon a Participant’s separation from service, the Participant becomes disabled, the Participant’s death, a change of ownership or effective control, or in the ownership of a substantial portion of the assets, or upon an unforeseeable emergency (all as detailed in Treas. Reg. 1.409A-3(a)).

(iv) Series of Payments. Any payment made pursuant to any Award shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A.

22.15 Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

22.16 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

22.17 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

22.18 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Illinois, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Illinois, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

22.19 Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may (i) deliver by email or other electronic means (including posting on a web site maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan or any Award thereunder (including without limitation, prospectuses required by the U.S. Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements) and (ii) permit Participants to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed by the Committee.

22.20 No Representations or Warranties Regarding Tax Effect. Notwithstanding any provision of the Plan to the contrary, the Company, its Affiliates and Subsidiaries, the Board and the Committee neither represent nor warrant the tax treatment under any federal, state, local or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under the Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.

APPENDIX C

AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ILLINOIS TOOL WORKS INC.

TENTH.

(a) Meetings of stockholders may be held outside the State of Delaware, if the By-Laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the corporation. Elections of directors need not be by ballot unless the By-Laws of the corporation shall so provide.

(b) No action shall be taken by the stockholders except at an annual or special meeting of stockholders and no action may be taken by written consent of the stockholders.

(c) Special meetings of the stockholders of the corporation ~~for any purpose or purposes~~ (i) may be called ~~at any time but only~~ by the chairman, the chief executive officer, the president, or by a majority of the Board of Directors at any time and for any purpose or purposes as shall be stated in the notice of the meeting, and (ii) shall be called by the secretary upon the written request of the holders of record of at least twenty percent (20%) of the outstanding shares of common stock of the corporation at the time such request is validly submitted by the holders of such requisite percentage of such outstanding shares, subject to and in compliance with this paragraph (c) and the bylaws of the corporation. Except in accordance with, and subject to this paragraph (c) and the bylaws of the corporation, stockholders shall not be permitted to propose business or nominations to be brought before a special meeting of the stockholders; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any Certificate of Rights of Preferred Stock, then such special meeting may also be called by such person or persons in the manner, at the times and for the purposes so specified.

C-1

APPENDIX D

GAAP TO NON-GAAP RECONCILIATIONS

Adjusted Return on Average Invested Capital

The Company uses adjusted return on average invested capital (“adjusted ROIC”) to measure the effectiveness of its operations’ use of invested capital to generate profits. Adjusted ROIC is a non-GAAP financial measure that the Company believes is a meaningful metric to investors in evaluating the Company’s financial performance and may be different than the method used by other companies to calculate ROIC. To improve comparability of adjusted ROIC in the periods presented, after-tax operating income excludes the operating income of the former Decorative Surfaces segment. Adjusted average invested capital represents the net assets of the Company, excluding cash and equivalents and outstanding debt, which are excluded as they do not represent capital investment in the Company’s operations, as well as the Company’s net investment in the former Decorative Surfaces and Industrial Packaging segments, and the equity investment in the Wilsonart business. Average invested capital is calculated using balances at the start of the period and at the end of each quarter.

Adjusted ROIC for the years ended December 31, 2014, 2013, and 2012 was as follows:

Dollars in millions	2014	2013	2012
Operating income	$2,888	$2,514	$2,475
Adjustment for Decorative Surfaces	—	—	(143)

Adjusted operating income	2,888	2,514	2,332
Tax rate (as adjusted in 2013 and 2012)	30.0%	28.8%	29.2%
Income taxes	(866)	(724)	(681)

Adjusted operating income after taxes	$2,022	$1,790	$1,651

Invested capital:
Trade receivables	$2,293	$2,365	$2,742
Inventories	1,180	1,247	1,585
Net assets held for sale	—	1,519	—
Net plant and equipment	1,686	1,709	1,994
Goodwill and intangible assets	6,466	6,885	7,788
Accounts payable and accrued expenses	(1,799)	(1,906)	(2,068)
Other, net	465	616	798

Total invested capital	$10,291	$12,435	$12,839

Average invested capital	$11,249	$12,605	$13,160
Adjustment for Wilsonart (formerly the Decorative Surfaces segment)	(154)	(169)	(274)
Adjustment for Industrial Packaging	(424)	(1,477)	(1,504)

Adjusted average invested capital	$10,671	$10,959	$11,382

Adjusted return on average invested capital	18.9%	16.3%	14.5%

The 2013 effective tax rate included a discrete tax charge of $40 million related to the tax treatment of intercompany financing transactions that impact the taxability of foreign earnings. The 2012 effective tax rate included a discrete tax charge of $36 million, which included $35 million for the settlement of an IRS tax audit for the years 2008-2009.

A reconciliation of the effective tax rate to the adjusted tax rate excluding the discrete tax items is as follows:

Dollars in millions	2013		2012
	Income Taxes	Tax Rate	Income Taxes	Tax Rate
As reported	$717	30.6%	$973	30.3%
Discrete tax charges	(40)	(1.8)	(36)	(1.1)

As adjusted	$677	28.8%	$937	29.2%

D-1

ITW
ILLINOIS TOOL WORKS INC.
ATTN: SHAREHOLDER RELATIONS
155 HARLEM AVENUE
GLENVIEW, IL 60025
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 p.m., Central Daylight Time, on May 7, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 10:59 p.m., Central Daylight Time, on May 7, 2015. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
SHAREHOLDER MEETING REGISTRATION:
Shareholders and proxy holders must register to attend the meeting and obtain a registration confirmation (a “ticket”) in advance. You must bring your ticket to the meeting to gain entrance. To register to attend the meeting, go to the “shareholder meeting registration” link at www.proxyvote.com. Requests for tickets will be filled on a first-come, first-served basis.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M82507-P59166-Z64963
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ILLINOIS TOOL WORKS INC.
The Board of Directors recommends you vote FOR all nominees:
1. Election of Directors
1a. Daniel J. Brutto
1b. Susan Crown
1c. James W. Griffith
1d. Richard H. Lenny
1e. Robert S. Morrison
1f. E. Scott Santi
1g. James A. Skinner
1h. David B. Smith, Jr.
1i. Pamela B. Strobel
1j. Kevin M. Warren
1k. Anré D. Williams
For Against Abstain
For address changes and/or comments, please check this box and write them on the back where indicated.
The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5:
2. Ratification of the appointment of Deloitte & Touche LLP as ITW’s Independent registered public accounting firm for 2015;
3. Advisory vote to approve executive compensation;
4. Approval of the Illinois Tool Works Inc. 2015 Long-Term Incentive Plan; and
5. Approval of an amendment to the Illinois Tool Works Inc. Amended and Restated Certificate of Incorporation to permit stockholders to call special meetings.
For Against Abstain
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN B0X]
Date
Signature
(Joint Owners)
Date

ILLINOIS TOOL WORKS INC.
ANNUAL MEETING OF STOCKHOLDERS
FRIDAY, MAY 8, 2015
9:00 A.M. CDT
ILLINOIS TOOL WORKS INC.
155 HARLEM AVENUE
GLENVIEW, IL 60025
ENTER THE CAMPUS FROM WAUKEGAN ROAD AT OVERLOOK DRIVE.
SIGNAGE WILL DIRECT YOU TO THE MEETING.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report/Form 10-K are available at www.proxyvote.com.
M82508-P59166-Z64963
ILLINOIS TOOL WORKS INC.
ANNUAL MEETING OF STOCKHOLDERS May 8, 2015
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of Illinois Tool Works Inc. (“ITW”) hereby appoints Susan Crown, Robert S. Morrison, and Pamela B. Strobel, or any of them, with full power of substitution, to act as proxies at the Annual Meeting of Stockholders of ITW to be held in Glenview, Illinois on May 8, 2015 with authority to vote as directed by this Proxy Card at the meeting, and any adjournments of the meeting, all shares of common stock of ITW registered in the name of the undersigned. If no direction is made, this proxy will be voted FOR the election of each director nominee under Proposal 1, FOR Proposals 2, 3, 4 and 5 and For or AGAINST any other properly raised matter at the discretion of the proxies.
If the undersigned is a participant in the ITW Savings and Investment Plan or the ITW Bargaining Savings and Investment Plan, the undersigned is also instructing the trustee of those plans to vote the shares of ITW common stock attributable to the undersigned in such plans as instructed on the reverse side and, in the discretion of the trustee, upon such other business as may come before the meeting, and if no instructions are given, the trustee will vote the shares in the same proportion as the shares for which voting instructions have been received.
Change of Address and/or Comments:
(If you noted a change of address and/or comments above, please mark corresponding box on the reverse side.)
IMPORTANT – THIS PROXY CARD MUST BE SIGNED AND DATED ON THE REVERSE SIDE.